Exhibit 10.1

$150,000,000

CREDIT AGREEMENT

dated as of November 14 ,2013,

among

NORCRAFT COMPANIES, L.P.,

as Borrower,

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

RBC CAPITAL MARKETS*

and

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

and

ROYAL BANK OF CANADA,

as Administrative Agent and Collateral Agent

and

KEYBANK NATIONAL ASSOCIATION

as Documentation Agent

and

ROYAL BANK OF CANADA

as Syndication Agent

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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SCHEDULES

Schedule 1.01	Subsidiary Guarantors
Schedule 2.01(a)	Commitments
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.22	Location of Material Inventory
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.08(i)	Existing Affiliate Transactions

EXHIBITS

Exhibit A	Form of Affiliated Lender Assignment and Assumption
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Affiliated Lender Notice
Exhibit H	Reserved
Exhibit I	Form of ABL Intercreditor Agreement
Exhibit J-1	Form of U.S. Mortgage
Exhibit J-2	Form of Canadian Mortgage
Exhibit K	Form of Term Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M-1	Form of U.S. Security Agreement
Exhibit M-2	Form of Canadian Security Agreement
Exhibit N	Form of Solvency Certificate
Exhibit O	Form of Intercompany Note
Exhibit P	Form of Non-Bank Certificate
Exhibit Q	Discount Range Prepayment Notice
Exhibit R	Discount Range Prepayment Offer
Exhibit S	Solicited Discounted Prepayment Notice
Exhibit T	Solicited Discounted Prepayment Offer
Exhibit U	Specified Discount Prepayment Notice
Exhibit V	Specified Discount Prepayment Response
Exhibit W	Acceptance and Prepayment Notice

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), KEYBANK NATIONAL ASSOCIATION as documentation agent (in such capacity, “Documentation Agent”) and ROYAL BANK OF CANADA as syndication agent (in such capacity, “Syndication Agent”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties (as defined herein).

WITNESSETH:

WHEREAS Norcraft Companies, Inc. (“Pubco”), a Delaware corporation and newly formed parent entity of Norcraft Holdings, L.P. (“Holdings”), has completed an underwritten public offering of its Equity Interests pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act (the “IPO”).

WHEREAS, Borrower has requested that the Lenders commit to extend credit in the form of Loans in an initial aggregate principal amount of $150,000,000 pursuant to the terms of this Agreement.

WHEREAS, Borrower shall enter into the ABL Credit Agreement pursuant to which the lenders thereunder (the “ABL Lenders”) have made revolving commitments (subject to a borrowing base) in the aggregate principal amount of $25,000,000 simultaneously herewith.

WHEREAS, the parties hereto acknowledge that NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), and the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I) will become parties to this Agreement on the Closing Date concurrently with the funding of the Initial Loans,

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Administrative Agent” shall mean Royal Bank in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent and collateral agent under the ABL Facility Documents.

“ABL Credit Agreement” shall mean that certain asset-based revolving credit agreement dated as of the date hereof, among the Borrower, Intermediate Holdings, the other guarantors party thereto, the lenders party thereto and Royal Bank, as administrative agent, collateral agent, issuing bank and swingline lender, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facility” shall mean the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Facility Documents” shall mean the ABL Credit Agreement, the ABL Security Documents, and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as any such document or agreement may be amended, supplemented or modified from time to time.

“ABL Intercreditor Agreement” shall mean the Intercreditor Agreement, to be dated as of the Closing Date, among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent, each additional representative party thereto from time to time, and the Loan Parties, substantially in the form attached as Exhibit I or any other intercreditor agreement among the ABL Administrative Agent, the Administrative Agent, the Collateral Agent, each additional representative party thereto from time to time and the Loan Parties on terms that are no less favorable in any material respect to the Secured Parties than those contained in the form attached as Exhibit I, in each case, as any such document or agreement may be amended, supplemented or modified from time to time.

“ABL Lenders” shall have the meaning assigned to such term in the recitals hereto.

“ABL Security Documents” shall mean those certain security agreements, entered into as of the date hereof, among the Loan Parties, Royal Bank and the Secured Parties (as defined therein) and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the obligations under the ABL Facility, and all UCC or other financing statements or instruments of perfection required by the ABL Facility and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the obligations under the ABL Facility, as any such document or agreement may be amended, supplemented or modified from time to time.

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(2).

“Acceptable Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit W.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, but excluding any Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of, such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding any Lien incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of, such specified Person.

“Additional Lender” shall mean any Person that is not an existing Lender and who is and Eligible Assignee and has agreed to provide Incremental Commitments pursuant to Section 2.17.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum determined by Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that the Adjusted LIBOR Rate shall be deemed to be not less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.01, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, Intermediate Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” shall have the meaning assigned to such term in Section 10.04(k).

“Agents” shall mean Administrative Agent and Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a LIBOR Rate floor or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower or another Loan Party generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight-line basis (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees or other fees not generally shared with all lenders in the primary syndication of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that, notwithstanding the foregoing, in no event shall the Alternate Base Rate applicable to the Initial Loans at any time be less than 2.00% per annum. If Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate, or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001). This definition also includes the following Canadian requirements: Part II.1 of the Criminal Code, the Proceeds of Crime and Terrorist Financing Act (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United National Al-Qaida and Taliban Regulations.

“Applicable Discount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(2).

“Applicable Margin” shall mean, for any day, with respect to any Loan, (a) 3.25% for ABR Loans and (b) 4.25% for Eurodollar Loans.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by Administrative Agent, in substantially the form of Exhibit B, or any other form approved by Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.10(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest publicly announced by the Administrative Agent from time to time as its “Prime Rate”; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bond” shall have the meaning assigned to such term in Section 9.01(b).

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.10(a)(ii)(B).

“Borrower Retained Prepayment Amounts” shall have the meaning assigned to such term in Section 2.10(d).

“Borrower Solicitation of Discount Range Prepayment Offers” shall mean the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.10(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” shall mean the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.10(a)(ii)(D).

“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by Administrative Agent.

“Buller Related Party” shall mean any family member of Mr. Mark Buller or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which are Mr. Mark Buller and/or any members of his family.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Collateral” shall mean, collectively, all of the Canadian Security Agreement Collateral, the Canadian Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time on the Closing Date and thereafter to a Lien under any Canadian Security Document.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision” (as that term is defined in subsection 147.1(1) of the Income Tax Act (Canada)).

“Canadian dollars” or “Can$” shall mean the lawful money of Canada.

“Canadian Existing Notes Security Agreement” means the Canadian Second Lien Security Agreement, dated as of December 9, 2009, by and among Norcraft Canada and U.S. Bank National Association, as trustee and collateral agent for the benefit of the holders of the Existing Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Guarantor” shall mean, as of the Closing Date, Norcraft Canada Corporation, and thereafter each additional Subsidiary (if any) organized under the laws of Canada or any province thereof designated by the Borrower as a Subsidiary Guarantor pursuant to Section 5.10(d), in each case as not otherwise released as a Subsidiary Guarantor under, and in accordance with, the Loan Documents.

“Canadian Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of Collateral Agent on a Canadian Mortgaged Property, which shall be substantially in the form of Exhibit J-2, subject to the terms of the ABL Intercreditor Agreement, or other form reasonably satisfactory to Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and as each such agreement may be amended, modified or supplemented from time to time.

“Canadian Mortgaged Property” shall mean (a) each owned Real Property identified as a Canadian Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Effective Date and (b) each owned Real Property, if any, which shall be subject to a Canadian Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“Canadian Pension Event” shall mean (a) failure to make required contributions in a timely manner to any Canadian Pension Plan in accordance with its terms and applicable laws; (b) termination in whole or in part of any Canadian Defined Benefit Plan; (c) commencement of proceedings by the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan; (d) withdrawal by any Company or Subsidiary from a “multi-unit pension plan”, as such term is defined in the Pension Benefits Act (Manitoba) or any similar plan under pension standards legislation in another jurisdiction in Canada; (e) the occurrence of an event which constitutes grounds under applicable pension standards legislation for the applicable pension regulator to remove the administrator of any Canadian Pension Plan; or (f) the revocation of the registration under the ITA of any Canadian Pension Plan.

“Canadian Pension Plan” means a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada) and which is sponsored, maintained or contributed to by any Loan Party or any of its Subsidiaries.

“Canadian Security Agreement” shall mean a Canadian Security Agreement substantially in the form of Exhibit M-2 among the Canadian Guarantors and Collateral Agent for the benefit of the Secured Parties, as may be amended, supplemented or modified from time to time.

“Canadian Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Canadian Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Canadian Security Documents” shall mean the Canadian Security Agreement, the Perfection Certificate, the Canadian Mortgages and each other security document or pledge agreement delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all PPSA financing statements or instruments of perfection required by this Agreement, the Canadian Security Agreement, any Canadian Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Canadian Security Agreement or any Canadian Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by Holdings and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and its Subsidiaries, including (for the avoidance of doubt) expenditures in respect of additions to display cabinets.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a “Change of Control” (or substantially similar term) occurs under, and as defined in, the ABL Facility Documents;

(b) persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless in the case of this clause (b) the Permitted Holders have, at such time, the right or the ability, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings;

(c) the Borrower ceases to be a direct Wholly Owned Subsidiary of Intermediate Holdings (or any successor of Intermediate Holdings that (x) becomes the direct parent of the Borrower and (y) has expressly assumed (and is in compliance with) all the obligations of Intermediate Holdings under this Agreement pursuant to a supplement hereto in form reasonably satisfactory to the Administrative Agent), excluding for purposes of determining that the Borrower is wholly owned, any non-economic interests held by the General Partner of the Borrower; or

(d) Intermediate Holdings ceases to be a direct Wholly Owned Subsidiary of Holdings (or any successor of Holdings that becomes the direct parent of the Intermediate Holdings), excluding for purposes of determining that Intermediate Holdings is wholly owned, any non-economic interests held by the General Partner of Intermediate Holdings.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)) and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” shall mean the date on which the conditions set forth in Sections 4.02 and 4.03 are satisfied and the initial Credit Extension has been made.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the U.S. Collateral and the Canadian Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, its obligation to make Loans to the Borrower hereunder, as such commitment may be reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The amount of each Lender’s Commitment is set forth in Schedule 2.01(a) under the caption “Commitment” or in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Commitment, as the case may be.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Intermediate Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, permitted loans to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swingline loans and letter of credit obligations under the ABL Facility or any other revolving credit facility, (F) the current portion of any Capital Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs and (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean for any period, the Consolidated Net Income for such period:

(a) increased by, without duplication and, except with respect to clauses (x) and (xi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period

(i) provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, and any penalties and interest related to such taxes of such Person for such period (including, for the avoidance of doubt, Permitted Tax Distributions), plus

(ii) (A) total interest expense of such Person for such period and, to the extent not reflected in such total interest expense, any expense or loss on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(iv) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition (including earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments), disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, plus

(v) the amount of any restructuring charge or reserve, including any one-time costs incurred in connection with Permitted Acquisitions after the Effective Date, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and one-time compensation charges; provided that the aggregate amount of such charges, costs and expenses (other than in connection with a Permitted Acquisition) added to Consolidated EBITDA pursuant to this clause (v) shall not exceed 20% of Consolidated EBITDA (prior to giving effect to this clause (v)) for such Test Period; plus

(vi) Reserved, plus

(vii) any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(viii) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary, plus

(ix) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period under any Management and Monitoring Agreement or other arrangement or otherwise in connection with management, monitoring, consulting, transaction and advisory services provided by the Permitted Holders (or other Persons with a similar interest) to such Person and its Subsidiaries (including with respect to any transaction fee payable in connection with the Transactions) or otherwise to the Sponsors to the extent permitted under Section 6.08, plus

(x) (i) cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Effective Date (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and (ii) cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after a merger or other business combination, acquisition or divestiture is consummated or any other restructuring, cost savings initiative or other initiative or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions and synergies shall be added back pursuant to this clause (x) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount of all items added back pursuant to this clause (x) for any Test Period, when added to the aggregate amount of add backs made pursuant to Section 1.06(d) shall not exceed 20% of Consolidated EBITDA (prior to giving effect to this clause (x) or Section 1.06(d)) for such Test Period, plus

(xi) actual cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA in any period and not included in Consolidated Net Income to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xii) any costs or expenses incurred by the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock), in each case, solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, plus

(xiii) any net loss from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of);

(b) decreased by (without duplication and to the extent included in arriving at such Consolidated Net Income):

(i) the aggregate amount of all non-cash income or gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Net Income and were not added back to Consolidated EBITDA in any prior period pursuant to clause (a)(vii) above, plus

(ii) the amount of any non-controlling or minority interest income consisting of Subsidiary losses attributable non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary, plus

(iii) any net income from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of), plus

(iv) gains on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.06(d).

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses (including gains or losses and all fees and expenses relating thereto) or expenses, and Transaction Expenses, shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such Person’s consolidated financial statements required or permitted by GAAP pursuant to FASB Accounting Standards Codification 805 (including in the inventory, property and equipment, fair value of leased property, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, contingent considerations and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person thereof in respect of such period,

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedging Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Hedging Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments, shall be excluded, (iv) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation and (v) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments;

(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(j) to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(k) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Subsidiaries in connection with the Transaction, shall be excluded,

(l) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.06), and

(m) solely for the purpose of determining the Cumulative Credit pursuant to clause (a)(ii) of the definition thereof, and the calculation of Excess Cash Flow, the Net Income for such period of any Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein.

“Consolidated Total Net Indebtedness” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or acquisition accounting in connection with any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, that would be included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Consolidated Working Capital” shall mean, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Investment Affiliate” shall mean, as to any person, any other person (a) which directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings, Pubco, Intermediate Holdings, Borrower or other portfolio companies or (b) as to which such person has the right to exercise the rights in all of the Voting Stock held by such other person, directly or indirectly, in Borrower.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) (i) $4,000,000, plus (ii) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b) the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Qualified Capital Stock of the Borrower or Intermediate Holdings, or Equity Interests of any direct or indirect parent of Intermediate Holdings, after the Effective Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the Qualified Capital Stock of the Borrower (or Equity Interests of any direct or indirect parent of Borrower) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Subsidiary of the Borrower owed to a Person other than a Loan Party or a Subsidiary of a Loan Party not previously applied for a purpose other than use in the Cumulative Credit, plus

(c) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash and Cash Equivalents after the Effective Date, plus

(d) solely to the extent not otherwise reflected in the Cumulative Retained Excess Cash Flow Amount, 100% of the aggregate amount received by the Borrower or any Subsidiary Guarantor in cash and Cash Equivalents (valued at the fair market value of such Cash Equivalents at the time received) from:

(A) the sale (other than to the Borrower or any such Subsidiary Guarantor) of the Equity Interests of any minority Investments, or

(B) any dividend or other distribution received in respect of minority Investments, or

(C) any interest, returns of principal, repayments and similar payments received in respect of any minority Investments;

provided that in the case of clauses (A), (B), and (C), in each case, to the extent that the Investment corresponding to any subsequent minority Investment was made pursuant to Section 6.04(k)(ii), plus

(e) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary Guarantor in respect of any Investments made pursuant to Section 6.04(k), plus

(f) Borrower Retained Prepayment Amounts, minus

(g) any amount of the Cumulative Credit used to make payments pursuant to Section 6.07(h) after the Effective Date and prior to such time, minus

(h) any amount of the Cumulative Credit used to make payments or distributions in respect of Subordinated Indebtedness pursuant to Section 6.10(a)(iv)(B) after the Effective Date and prior to such time, minus

(i) any amount of the Cumulative Credit used to make Investments pursuant to Section 6.04(k) after the Effective Date and prior to such time, minus

(j) any amount of the Cumulative Credit used to make Permitted Acquisitions pursuant to clause (ii) of the definition thereof after the Effective Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Effective Date and prior to such date.

“Debt Fund Affiliate” shall mean any affiliate of any Sponsor that is a bona fide diversified debt fund, but such term shall not include any natural person or Holdings, the Borrower or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(d).

“Deed of Hypothec” shall have the meaning assigned to such term in Section 9.01(b).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as determined by Administrative Agent, that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified Administrative Agent, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person); provided, that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interests in that Lender (or any direct or indirect parent company thereof) by any Governmental Authority or (B) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision (if such law requires that such appointment not be publicly disclosed and such action does not (x) result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any of its contracts or agreements with any Person or (y) materially adversely affect the ability of such Lender to perform its obligations hereunder). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Discount Prepayment Accepting Lender” shall have the meaning assigned to such term in Section 2.10(a)(ii)(B)(2).

“Discount Range” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.10(a)(ii)(C) substantially in the form of Exhibit Q.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit R, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Discount Range Proration” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(3).

“Discounted Loan Prepayment” shall have the meaning assigned to such term in Section 2.10(a)(ii)(A).

“Discounted Prepayment Determination Date” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.10(a)(ii)(B), Section 2.10(a)(ii)(C) or Section 2.10(a)(ii)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments, in whole or in part), (c) provides for the scheduled payments of dividends or other distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be permitted to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Institutions” means (i) any competitors of the Borrower and its Subsidiaries and Affiliates, (ii) Affiliates of such competitors (other than their financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies), and (iii) other Persons; in each case, that have been specified in writing by the Borrower to the Arrangers prior to the Effective Date (such list, the “Disqualified Institutions List”); provided, that, until the disclosure of the identity of a Disqualified Institution or Affiliate of a Disqualified Institution to the Lenders generally by the Administrative Agent (subject to the written consent of the Borrower in advance of any such disclosure), such Person shall not constitute a Disqualified Institution or an Affiliate of a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” shall have the meaning assigned to such term in Section 2.10(b)(i).

“Effective Date” shall mean the date on which the conditions set forth in Section 4.01 of this Agreement are satisfied and the agreement becomes effective pursuant to the provisions of Section 10.06.

“Eligible Assignee” shall have the meaning assigned to such term in Section 10.04(a).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Effective Date and including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code (or Section 430(j)

of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which would reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Asset Sales by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),

(iv) an amount equal to the aggregate net non-cash loss on any Asset Sale by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Hedging Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (m) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) Internally Generated Cash or (B) the proceeds of extensions of credit under the ABL Facility or any other revolving credit facility, in each case, of the Borrower or its Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.10(b) to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) any prepayment of Loans pursuant to Section 2.10(a)(ii) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans)), but excluding (X) all other prepayments of Loans, (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness except to the extent permitted to be paid pursuant to Section 6.10) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries,

(iv) an amount equal to the sum of (A) the aggregate net non-cash gain on Asset Sales by the Borrower and its Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and (B) the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Asset Sales by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),

(vi) cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (xi) and (xv) below in prior fiscal years, the amount of Investments made pursuant to Sections 6.04(d), (g), (k), (p) and (r), and acquisitions made during such period to the extent that such Investments and acquisitions were financed with Internally Generated Cash,

(viii) the amount of Dividends paid during such period pursuant to Sections 6.07(c), (d), (e), (f), (g), (h), (i), (l), (m) and (n) in each case to the extent such Dividends were financed with Internally Generated Cash,

(ix) the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries from Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with and including the fiscal year ending December 31, 2014 but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 5.01(c)(ii) for which any prepayments required by Section 2.10(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.10(b)(i)).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interest” shall have the respective meanings assigned to such term in the relevant Security Agreement, as the context requires.

“Excluded Hedging Obligation” means, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” shall have the meaning assigned to such term in the relevant Security Agreement, as the context requires.

“Excluded Subsidiary” shall mean any Subsidiary formed or acquired after the Effective Date (i) which is a direct or indirect Foreign Subsidiary, (ii) which is a direct or indirect Domestic Subsidiary and substantially all of whose assets consists (directly or indirectly through disregarded entities) of the capital stock of Foreign Subsidiaries, (iii) which is a direct or indirect Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (iv) which is a Captive Insurance Subsidiary, (v) which is a not-for-profit Subsidiary, (vi) which is a special purpose entity, (vii) which is an Immaterial Subsidiary, (viii) which is prohibited or restricted from providing a Guarantee by applicable law or by any restriction in any contract existing at the time such Subsidiary becomes a Subsidiary (including any requirement to obtain Governmental Authority or third party consent), (ix) with respect to which a Guarantee from such Subsidiary would result in material adverse tax consequences to the Borrower, any direct or indirect parent company of the Borrower, or any of the Borrower’s Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent or (x) with respect to which the burden or cost of obtaining a Guarantee from such Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits, branch profits taxes and franchise taxes imposed on it (in lieu of net income taxes), however denominated, in each case (i) imposed by a jurisdiction as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than in the case of an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding tax that are or would be required to be withheld pursuant to any Requirements of Law that are in effect at the time such Lender becomes a party hereto, except to the extent that such Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax pursuant to Section 2.15, (c) in the case of a Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax pursuant to Section 2.15, (d) any tax that is attributable to such Recipient’s failure to comply with Section 2.15(e); or (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Facility” shall mean the Credit Agreement dated as of December 9, 2009, among the Borrower, Intermediate Holdings, the Subsidiary Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto, UBS Securities LLC, as lead arranger, as documentation agent and as syndication agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, as administrative agent for the Lenders (as defined therein), and collateral agent for the Secured Parties (as defined therein).

“Existing Indenture” shall mean the Indenture, dated as of December 9, 2009, by and among Borrower, as issuer, Norcraft Finance Corp., as co-issuer, and U.S. Bank National Association, as trustee and collateral agent, entered into in connection with the Existing Notes, as supplemented by (i) the Supplemental Indenture, dated as of May 20, 2011, by and among Borrower, Norcraft Finance Corp., the guarantors party thereto and U.S. Bank National Association and (ii) the Second Supplemental Indenture, dated as of May 26, 2011, by and among Borrower, Norcraft Finance Corp., the guarantors party thereto and U.S. Bank National Association and as otherwise amended, amended and restated, supplemented or modified from time to time.

“Existing Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of December 9, 2009, among Borrower, the Subsidiary Guarantors, Intermediate Holdings, UBS AG, Stamford Branch, as administrative agent and collateral agent, and U.S. Bank National Association, in its capacity as trustee and collateral agent in connection with the Existing Notes as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loan Tranche” shall have the meaning assigned to such term in Section 2.19(a).

“Existing Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a second priority Lien on a Mortgaged Property securing the Existing Notes, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Existing Note Documents” shall mean the Existing Indenture, the Existing Notes, the Existing Intercreditor Agreement and the Existing Notes Security Documents and other documents and agreements executed in connection therewith.

“Existing Notes” shall mean the 10 1⁄2% Second Lien Notes due 2015 issued by Borrower pursuant to the Existing Indenture.

“Existing Notes Security Agreement” shall mean, collectively, U.S. Existing Notes Security Agreement and the Canadian Existing Notes Security Agreement.

“Existing Notes Security Documents” shall mean the Existing Notes Security Agreement, the Existing Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the obligations under the Existing Notes, and all UCC, PPSA or other financing statements or instruments of perfection required by the Existing Notes Security Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the obligations under the Existing Notes.

“Existing Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which was accepted by the Collateral Agent in connection with an Existing Mortgage, together with any certificates, affidavits, or updates reasonably required by the Title Company.

“Extended Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.19(b).

“Extension” shall mean the establishment of an Extension Series by amending a Loan pursuant to Section 2.19 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.19(b)(i).

“Extension Election” shall have the meaning assigned to such term in Section 2.19(b).

“Extension Facility Closing Date” shall have the meaning assigned to such term in Section 2.19(b)(i).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall mean any Loan Extension Request.

“Extension Series” means any Loan Extension Series.

“Facility” shall mean a given Class of Loans.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto (including any intergovernmental agreements).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.05.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person. Unless the context requires otherwise, “Financial Officer” refers to a Financial Officer of the Borrower (or the Borrower’s General Partner, as applicable).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.10(f).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.10(f).

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” shall mean any pension, retirement, savings, profit sharing or other employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company and subject to minimum funding requirements similar to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and is maintained or contributed to by any Company with respect to employees employed outside the United States and Canada.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean all Indebtedness of Holdings and its Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Partner” shall mean with respect to (i) Borrower and Holdings, Norcraft GP, L.L.C., a Delaware limited liability company, and (ii) Intermediate Holdings, Norcraft Intermediate GP, L.L.C, a Delaware limited liability company, or, in either case, any successor sole general partner or managing general partner of Borrower, Intermediate Holdings or Holdings.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organization for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Intermediate Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Intermediate Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean net obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall have the meaning assigned to such term in the recitals hereto.

“Holdings Employee Notes” shall mean promissory notes issued by any direct or indirect parent company of Borrower to officers, directors or employees of any Company or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company as consideration for the repurchase or redemption of Qualified Capital Stock of any direct or indirect parent company of Borrower held by such persons upon their death, disability, retirement, severance or termination of employment or service; provided that the Indebtedness evidenced by such promissory notes shall (i) be subordinated to the Obligations pursuant to subordination provisions similar to those set forth in the form of Intercompany Note and (ii) be unsecured.

“Identified Participating Lenders” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(3).

“Identified Qualifying Lenders” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 3% of Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have Consolidated EBITDA exceeding 3% of the Consolidated EBITDA of the Borrower and its Subsidiaries; provided that (i) the aggregate fair market value of all of the assets of all such Subsidiaries does not exceed 5% of Total Assets as of the last day of the Borrower’s most recently ended fiscal year based on the consolidated balance sheet of the Borrower and its Subsidiaries and (ii) the aggregate Consolidated EBITDA of all such Subsidiaries does not exceed 5% of Consolidated EBITDA of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower most recently ended, based on the consolidated financial statements of the Borrower and its Subsidiaries.

“Incremental Amendment” shall have assigned to such term in in Section 2.17(f).

“Incremental Commitments” shall have the meaning assigned to such term in Section 2.17(a).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 2.17(g).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.17(d).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Incremental Loan” shall have the meaning assigned to such term in Section 2.17(b).

“Incremental Loan Request” shall have the meaning assigned to such term in Section 2.17(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business; (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business); (f) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property (as determined by such Person in good faith); (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations (including, without limitation, all contingent obligations) of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall (A) include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Indebtedness and (B) in the case of Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of any net obligations under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Loans” shall mean the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Instruments” shall mean all “instruments,” as such term is defined in the UCC, in which any Person now or hereafter has rights; provided, that, in the case of the Canadian Guarantors, “Instruments” shall include all “instruments” as such term is defined in the PPSA, in which such Person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit O.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such

Loan is outstanding, (b) with respect to any Eurodollar Loan, (i) for Interest Periods of one or three months, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (ii) for Interest Periods of six or twelve months or longer, the last day of each three (3) month interval and, without duplication, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (c) the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if agreed to by all applicable Lenders, twelve months thereafter (or a shorter period as may be agreed), as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate General Partner” means Norcraft Intermediate GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of Intermediate Holdings.

“Intermediate Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Internally Generated Cash” shall mean, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of loans under the ABL Facility or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Asset Sales and Casualty Events.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights; provided, that, in the case of the Canadian Guarantors, “Inventory” shall include all “inventory” as such term is defined in the PPSA, in which such Person now or hereafter has rights.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee, assumption or other Contingent Obligation in respect of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Intermediate Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.

“IPO” shall have the meaning assigned to such term in the recitals hereto.

“ITA” shall mean the Income Tax Act (Canada) and all Regulations made thereunder, as amended from time to time.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Junior Financing” shall have the meaning assigned to such term in Section 6.10.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Latest Maturity Date” shall mean, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Loan, Refinanced Loan or any Incremental Loans, in each case as extended in accordance with this Agreement from time to time.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions that have (i) become a party hereto on the Effective Date and (ii) have a Commitment or (b) any financial institution that (i) has become a party hereto pursuant to an Assignment and Assumption and (ii) has a Commitment, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Reuters LIBOR01 page at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two (2) terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters LIBOR01 page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two (2) London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean (i) this Agreement, (ii) the Notes (if any), (iii) the Security Documents and (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Extension Request” shall have the meaning assigned to such term in Section 2.19(a).

“Loan Extension Series” shall have the meaning assigned to such term in Section 2.19(a).

“Loan Increase” shall have the meaning set forth in Section 2.17(a).

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean, as the context may require, an Initial Loan, an Incremental Loan, a Refinancing Loan or an Extended Loan.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Management and Monitoring Agreement” means one or more management, consulting, expense reimbursement or similar agreements among one or more of the Sponsors or other holders of Equity Interests and their Affiliates and Holdings and/or the Borrower (and/or any of its indirect parent companies) entered into on or after the Effective Date, as the same may be amended, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that such agreements and any such amendment, amendment and restatement, modification, supplement, replacement or other modification thereto does not, directly or indirectly, result in or increase the obligations of Holdings, the Borrower or any of its Subsidiaries to make any payments thereunder in excess of (x) with respect to any management, monitoring, oversight consulting or advisory fees, $2,000,000 per fiscal year, (y) with respect to any transaction fees, 1% of the gross transaction value and (z) customary termination fees, indemnities and expenses of such Sponsors (including any unpaid and accrued fees, indemnities and expenses permitted pursuant to clauses (x), (y) and (z) and interest thereon).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to Eurodollar Loans; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to, in the reasonable discretion of Administrative Agent, either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate. Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than the percentage specified in the proviso of the definition of “Adjusted LIBOR Rate,” then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” shall be deemed equal to such percentage for such Interest Period.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had a materially adverse effect on (a) the business, property, results of operations, liabilities or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to perform any of their payment obligations under any Loan Document; (c) the rights of or benefits or remedies available to the Lenders or Collateral Agent under any Loan Document; or (d) the Collateral or the Liens in favor of Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Maturity Date” shall mean (i) with respect to the Initial Loans, the date that is seven years after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any Class of Extended Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Mortgage” shall mean each U.S. Mortgage and each Canadian Mortgage.

“Mortgaged Property” shall mean the U.S. Mortgaged Property and the Canadian Mortgaged Property.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; or (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale or Casualty Event, the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale or Casualty Event) and, without duplication, all reasonable out-of-pocket costs and expenses actually incurred and paid in cash (or otherwise netted in connection therewith) in connection with the collection of such proceeds; (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale or subject to such Casualty Event (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) in the case of any Asset Sale or Casualty Event by a non-wholly owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof; provided that no net cash proceeds realized as a single transaction or series of related transactions shall constitute Net Cash Proceeds unless (x) such proceeds shall exceed $1,000,000 or (y) the aggregate of such proceeds shall exceed $2,500,000 in any fiscal year (and thereafter, only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to incurrence of any Indebtedness or any issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Non-Debt Fund Affiliate” shall mean any affiliate of any Sponsor other than (a) Holdings, the Borrower or any subsidiary of the Borrower, (b) any Debt Fund Affiliate and (c) any natural Person.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Norcraft Canada” shall mean Norcraft Canada Corporation, a Nova Scotia unlimited liability company.

“Notes” shall mean any notes evidencing the Loans.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents. Notwithstanding anything to the contrary herein, Obligations of a Guarantor shall not include any Excluded Hedging Obligations.

“OFAC” shall have the meaning assigned to such term in the definition of “Embargoed Person.”

“Offered Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Offered Discount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“OID” shall mean original issue discount (provided, however, that the calculation of original issue discount for U.S. federal income tax purposes, if any, shall be calculated in accordance with the applicable Treasury Regulations).

“Original Currency” shall have the meaning assigned to such term in Section 10.17.

“Original Loan Maturity Date” shall have the meaning assigned to such term in the definition of “Maturity Date”.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.10(b)(ii).

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” shall have the meaning assigned to such term in Section 10.17.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(g)), and not including, for the avoidance of doubt, any Excluded Taxes.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e)

“Participating Lender” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(2).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCTFA” shall mean Part II.1 of the Criminal Code, the Proceeds of Crime and Terrorist Financing Act of Canada.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by Collateral Agent.

“Permitted Acquisition” shall mean the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each such purchase or other acquisition:

(i) the property, assets and businesses acquired in such purchase or other acquisition (other than any Excluded Property) shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (other than any Excluded Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 5.10, within the times specified therein;

(ii) the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties pursuant to a Permitted Acquisition shall not exceed at any time outstanding the sum of (A) the greater of $10,000,000 and 3.60% of Total Assets and (B) the Cumulative Credit at such time;

(iii) the acquired property, assets, business or Person is in a business permitted under Section 6.12;

(iv) (A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Total Net Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition (calculated on a Pro Forma Basis) is either (x) no greater than the Total Net Leverage Ratio as of the Closing Date or (y) no greater than the Total Net Leverage Ratio immediately prior to such Permitted Acquisition; and

(v) for any Investment in excess of $10,000,000 made by Loan Parties pursuant to a Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (i) through (iv) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (k), (l), (p), (r), (s), (t), (u), (v), (w), (x), (y), (z), (bb) and (cc) of Section 6.02.

“Permitted Debt” shall mean any Indebtedness permitted to be incurred or issued pursuant to Section 6.01.

“Permitted Holders” shall mean (a) SKM Equity Fund III, L.P. and its Control Investment Affiliates, (b) Trimaran Fund II, L.L.C. and its Control Investment Affiliates, (c) KarpReilly Capital Partners, L.P., KarpReilly Co-Investment Fund, L.P. and their Control Investment Affiliates, (d) Mr. Mark Buller and the Buller Related Parties, (e) for so long as Borrower or Holdings shall be a limited partnership, the General Partner and (f) for so long as Intermediate Holdings shall be a limited partnership, the Intermediate General Partner.

“Permitted Junior Secured Refinancing Debt” shall have the meaning assigned to such term in Section 2.18(g)(i).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Secured Refinancing Debt” shall have the meaning assigned to such term in Section 2.18(g)(i).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(e) or Section 6.01(i), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(e) or Section 6.01(i), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) in the case of any Permitted Refinancing in respect of the ABL Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the ABL Intercreditor Agreement.

“Permitted Tax Distributions” shall mean, so long as the Borrower is classified as a partnership or disregarded entity for U.S. federal income tax purposes, distributions on a quarterly basis by the 10th (or next succeeding Business Day) of each of March, June, September and December of each taxable year, or such other dates as may be appropriate in light of tax payment requirements, of an aggregate amount in cash equal to the excess, if any, of (A) the Consolidated Tax Liability with respect to such taxable year over (B) the amounts previously distributed pursuant to Section 6.07(e) with respect to such taxable year. The “Consolidated Tax Liability” means, with respect to a taxable year (or portion thereof) beginning as of the first day of such taxable year (or portion thereof) and ending on the last day of the most recent relevant determination date, the product of (x) the cumulative excess of taxable income over taxable losses and deductions of the Borrower (assuming the Borrower is classified as a partnership for U.S. federal income tax purposes) and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes for such taxable year (or portion thereof), calculated without regard to, for clarity, any tax deductions or basis adjustments of any member of Norcraft Companies, LLC arising under Code Section 743, and (y) the highest combined marginal federal, state and local tax rate then applicable (including any Medicare Contribution tax on net investment income) to an individual (or, if higher, to a corporation) resident in New York, NY (assuming the maximum limitations on the use of deductions for state and local taxes). A final accounting for Permitted Tax Distributions shall be made for each taxable year after the taxable income or loss of the Borrower and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes has been determined for such taxable year, and the Borrower may promptly thereafter make supplemental Permitted Tax Distributions (or future Permitted Tax Distributions will be reduced) to reflect any difference between estimates previously used in calculating the Consolidated Tax Liability and the relevant actual amounts recognized. If, following an audit or examination, there is an adjustment that would affect the calculation of the taxable income or taxable loss of the Borrower and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes for a given period or portion thereof after the date of this Agreement, or in the event that any of the Borrower or such Subsidiaries (or any direct or indirect parent of Borrower that is a regarded entity for U.S. federal income tax purposes) files an amended tax return which has such effect, then, the Borrower may promptly recalculate the Consolidated Tax Liability for the applicable period and make additional Permitted Tax Distributions, increased by an additional amount estimated to be sufficient to cover any interest or penalties that would be imposed on the distributee if it were an individual (or, if higher, a corporation) resident in New York, NY (or future Permitted Tax Distributions will be reduced) to give effect to such adjustment or amended tax return.

“Permitted Unsecured Refinancing Debt” shall have the meaning assigned to such term in Section 2.18(g)(i).

“person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate, or with respect to which there is an obligation to contribute on the part of any Company or its ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 10.01(c).

“Pledge” shall have the meaning assigned to such term in Section 9.01(b).

“PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Projections” shall have the meaning assigned to such term in Section 5.01(d).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.06.

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Pubco” shall have the meaning assigned to such term in the recitals hereto.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Quebec Collateral Agent” shall have the meaning assigned to such term in Section 9.01(b).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means the Administrative Agent or any Lender.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(d).

“Refinanced Debt” shall have the meaning assigned to such term in Section 2.18(a).

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.18(f).

“Refinancing Commitments” shall have the meaning assigned to such term in Section 2.18(a).

“Refinancing Equivalent Debt” shall have the meaning assigned to such term in Section 2.18(g)(i).

“Refinancing Facility Closing Date” shall have the meaning assigned to such term in Section 2.18(d).

“Refinancing Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Refinancing Loan” shall have the meaning assigned to such term in Section 2.18(b).

“Refinanced Loans” shall have the meaning assigned to such term in Section 2.18(g).

“Refinancing Loan Request” shall have the meaning assigned to such term in Section 2.18(a).

“Refinancing Commitments” shall have the meaning assigned to such term in Section 2.18(a).

“Refinancing Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.07(l)(iv).

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replaced Term Loans” shall have the meaning assigned to such term in Section 10.02.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02.

“Repricing Transaction” shall mean (a) any prepayment or repayment of Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of Loans or other Indebtedness the primary purpose of which is to reduce the interest rate payable thereon to be lower than the Adjusted LIBOR Rate on the date of such prepayment plus the Applicable Margin with respect to the Loans on the date of such prepayment or (b) any amendment, amendment and restatement or other modification to this Agreement, the primary purpose of which is to reduce the interest rate payable thereon to be lower than the Adjusted LIBOR Rate on the date of such prepayment plus the Applicable Margin with respect to the Loans on the date of such prepayment; provided that any prepayment, repayment, refinancing or repricing of Loans in connection with any Permitted Acquisition permitted hereunder or in connection with a transaction that would result in a Change in Control shall not constitute a Repricing Transaction.

“Required Class Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments under such Facility or Facilities; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement, including, without limitation, any secretary or assistant secretary of a Loan Party. Unless the context requires otherwise, “Responsible Officer” refers to a Responsible Officer of the Borrower (or the Borrower’s General Partner, as applicable).

“Restricted Cash” shall mean cash and Cash Equivalents which are listed as “Restricted” on the consolidated balance sheet of Holdings (or any direct or indirect parent thereof) and its Subsidiaries.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Retire” or “Retirement” shall mean, with respect to the Existing Notes, to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire such Existing Notes, provided, that, upon Retirement, such Existing Notes shall be cancelled and no longer outstanding.

“Royal Bank” shall mean Royal Bank of Canada.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC” shall have the meaning assigned to such term in the recitals hereto.

“Secured Obligations” shall mean the Obligations and the due and punctual payment and performance of all Hedging Obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party; provided, that, if a Secured Party is also counterparty under a Hedging Agreement with respect to which the Hedging Obligations thereunder are “Secured Obligations” (as defined under the ABL Credit Agreement), such Hedging Obligations shall not be Secured Obligations hereunder. Notwithstanding anything to the contrary herein, Secured Obligations shall not include any Excluded Hedging Obligation.

“Secured Parties” shall mean, collectively, Administrative Agent, Collateral Agents the Lenders and each counterparty to a Hedging Agreement with the Borrower or any other Loan Party that is also a Lender or an Agent; provided, that, if any such entity is also a counterparty under a Hedging Agreement with respect to which the Hedging Obligations thereunder are “Secured Obligations” (as defined under the ABL Credit Agreement), then such entity shall not be a Secured Party hereunder with respect to such Hedging Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the U.S. Security Agreement or Canadian Security Agreement, as applicable.

“Security Agreements” shall mean the U.S. Security Agreement and the Canadian Security Agreement.

“Security Agreement Collateral” shall mean the U.S. Security Agreement Collateral and the Canadian Security Agreement Collateral.

“Security Documents” shall mean the U.S. Security Documents and the Canadian Security Documents.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or subordinated Permitted Unsecured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Solicited Discount Proration” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” shall mean a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.10(a)(ii)(D) substantially in the form of Exhibit S.

“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender, substantially in the form of Exhibit T, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” shall have the meaning assigned to such term in Section 2.10(a)(ii)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Specified Discount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” shall mean a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.10(a)(ii)(B) substantially in the form of Exhibit U.

“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender, substantially in the form of Exhibit V, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” shall have the meaning assigned to such term in Section 2.10(a)(ii)(B)(1).

“Specified Discount Proration” shall have the meaning assigned to such term in Section 2.10(a)(ii)(B)(3).

“Specified Representations” shall mean those representations and warranties made by the Borrower in Sections 3.01(a) (only with respect to the organizational existence of the Loan Parties), 3.02, 3.03(b), 3.03(d) (only with respect to the ABL Facility Documents), 3.03(e), 3.07(b), 3.10, 3.11, 3.16, 3.20 (subject to Section 5.14) and 3.21.

“Specified Transaction” shall mean (i) the Transactions, (ii) any Investment that results in a Person becoming a Subsidiary, (iii) any Permitted Acquisition, (iv) any Asset Sale that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, (v) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Asset Sale of a business unit, line of business or division of the Borrower or a Subsidiary, in each case in respect of this clause (v) whether by merger, consolidation, amalgamation or otherwise, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), any Dividend or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor Loan Cap” shall have the meaning assigned to such term in Section 10.04(k).

“Sponsors” shall mean, collectively, SKM Equity Fund III, L.P., KarpReilly LLC, Trimaran Fund II, L.L.C. and their respective Control Investment Affiliates.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Submitted Amount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(c)(1).

“Submitted Discount” shall have the meaning assigned to such term in Section 2.10(a)(ii)(C)(1).

“Subordination Agreement” means a subordination agreement among the Administrative Agent and one or more representatives for the holders of Indebtedness subordinated to the Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Wherever in this Agreement any such representative is required to become party to the Subordination Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any of its Subsidiaries to be subordinated to the Obligations, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the representative for the holders of such Indebtedness shall execute and deliver the Subordination Agreement and the Administrative Agent shall be authorized to execute and deliver the Subordination Agreement.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean, as of the Closing Date, Norcraft Canada and each other Subsidiary listed on Schedule 1.01, and thereafter each other Subsidiary (other than, subject to Section 5.10(d), any Excluded Subsidiary) that is or becomes a party to this Agreement pursuant to Section 5.10, in each case as not otherwise released as a Subsidiary Guarantor under, and in accordance with, the Loan Documents.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by clause (iii) under the caption “Real Property Requirements” on Schedule 5.14 and (b) otherwise reasonably acceptable to Collateral Agent. If the Title Company reasonably determines that an Existing Survey satisfies clause (a) of the prior sentence, the Collateral Agent shall accept such Existing Survey with respect to the Mortgaged Property.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Receivable Agreements” means, collectively, (i) the Tax Receivable Agreement (Exchanges), dated November 13, 2013, among Pubco and certain members of Norcraft Companies LLC, (ii) the Tax Receivable Agreement (SKM Norcraft Contribution), dated November 13, 2013, among Pubco and certain shareholders of Pubco, and (iii) the Tax Receivable Agreement (Trimaran Cabinet Contribution), dated November 13, 2013, among Pubco and certain shareholders of Pubco, in each case as such agreements may be assigned and amended from time to time in accordance with their terms.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(d) or Section 5.01(a) or Section 5.01(b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2013. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2013 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended December 31, 2013), and a Test Period shall be deemed to end on the last day thereof.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in clause (iii) under the caption “Real Property Requirements” on Schedule 5.14.

“Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the most recent balance sheet of the Borrower delivered pursuant to Section 4.01(d), Section 5.01(a) or Section 5.01(b), as applicable.

“Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Total Net Indebtedness as of the last day of such Test Period to (ii) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) as of the Effective date, the consummation on or prior to the Effective Date of the IPO, the execution, delivery and performance of this Agreement and the ABL Facility Documents, the termination of (including, of all Liens) and repayment of all obligations under the Existing ABL Facility and the payment of all fees and expenses to be paid and owing in connection with the foregoing and (b) as of the Closing Date (i) all such prior transactions described in clause (a) above that occurred prior to the Closing Date and (ii) the execution, delivery and performance of the Loan Documents (other than this Agreement) and the ABL Intercreditor Agreement, the initial borrowings under this Agreement, the use of proceeds thereof, together with proceeds from the IPO, to Retire the Existing Notes and the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Capital Stock” shall have the meaning assigned to such term in Section 6.07(l)(iv).

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” shall mean the United States of America.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”

“U.S. Collateral” shall mean, collectively, all of the U.S. Security Agreement Collateral, the U.S. Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time on the Closing Date and thereafter to a Lien under any U.S. Security Document.

“U.S. Existing Notes Security Agreement” means the U.S. Second Lien Security Agreement, dated as of December 9, 2009, by and among the Borrower, as issuer, Norcraft Finance Corp., as co-issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent for the benefit of the holders of the Existing Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of Collateral Agent on a U.S. Mortgaged Property, which shall be substantially in the form of Exhibit J-1, subject to the terms of the ABL Intercreditor Agreement, or other form reasonably satisfactory to Administrative Agent, in each case, with such schedules and including such provisions or other changes as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“U.S. Mortgaged Property” shall mean (a) each owned Real Property identified as a U.S. Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated as of the Effective Date and (b) each owned Real Property, if any, which shall be subject to a U.S. Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“U.S. Security Agreement” shall mean a U.S. Security Agreement substantially in the form of Exhibit M-1 among Borrower, each Guarantor that is organized under the laws of the United States, any state thereof or the District of Columbia and Collateral Agent for the benefit of the Secured Parties.

“U.S. Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the U.S. Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“U.S. Security Documents” shall mean the U.S. Security Agreement, the Perfection Certificate, the U.S. Mortgages and each other security document pledge agreement delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the U.S. Security Agreement, any U.S. Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the U.S. Security Agreement or any U.S. Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Initial Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type. Borrowings also may be classified and referred to by Class (e.g., a “Initial Borrowing,”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type.

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

Section 1.04 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Notwithstanding any changes in GAAP after the Effective Date, any lease of the Companies that would be characterized as an operating lease under GAAP in effect on the Effective Date (whether such lease is entered into before or after the Effective Date) shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.05 Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Pro Forma Calculations

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, and compliance with covenants determined by reference, directly or indirectly, to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.06.

(b) For purposes of calculating such financial ratios and tests and compliance with such covenants determined by reference, directly or indirectly, to Consolidated EBITDA or Total Assets, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c) In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of such financial ratios or tests (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of the Total Net Leverage Ratio (or any similar ratio or test).

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transactions) projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than eighteen (18) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings and synergies added pursuant to this clause (d) for any such period after the Effective Date shall not exceed 20% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)); provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.06(d) shall be subject to the limitation set forth in the final proviso of clause (x) of the definition of Consolidated EBITDA.

Section 1.07 Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously (i.e., each such transaction must be permitted under the Cumulative Credit after giving effect to such transactions).

ARTICLE II

THE CREDITS

Section 2.01 Loans.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to Borrower on the Closing Date in an aggregate principal amount that will not exceed such Lender’s Commitment.

(b) Subject to the terms and conditions set forth in any Incremental Amendment or Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Loans, each Lender party thereto agrees, severally and not jointly, to, as applicable, make, exchange, renew, replace or refinance Loans on the date specified therein in an aggregate amount not to exceed the amount of such Lender’s Commitment as set forth therein.

(c) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

Subject to Section 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

Section 2.03 Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to Administrative Agent (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of ABR Loans, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided, that, the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the initial Credit Extensions; provided, further, that, Borrower may make telephonic requests for Loans so long as a duly completed written and executed Borrowing Request is received prior to the times set forth above. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such borrowing;

(b) whether such borrowing is to be for ABR Loans or Eurodollar Loans;

(c) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(d) the location and number of Borrower’s account to which funds are to be disbursed; and

(e) in the case of the initial Borrowing Request, that the conditions set forth in Sections 4.02 and 4.03 have been satisfied as of the date of the notice and in the case of any other Borrowing Request, that the conditions set forth in Section 4.03 have been satisfied as of the date of the notice.

If no election as to the Type of Loans is specified, then the requested borrowing shall be for ABR Loans. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing, which amount shall not exceed such Lender’s Commitments.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders (A) on the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate initial principal amount of all Loans (which installment payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10) and (B) on the Maturity Date for any Class of Loans, the aggregate principal amount of all Loans of such Class outstanding on such date.

(b) The amount of any such payment set forth in clause (a) above shall be adjusted to account for the addition of any Incremental Loans, Extended Loans or Refinancing Loans to contemplate (i) the reduction in the aggregate principal amount of any Loans that were paid down in connection with the incurrence of such Incremental Loans, Extended Loans or Refinancing Loans, and (ii) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

(c) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of Administrative Agent in respect of such matters, the records of Administrative Agent shall control in the absence of manifest error.

(d) Promissory Notes. Any Lender by written notice to Borrower (with a copy to Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.05 Fees.

Borrower agrees to pay to Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and Administrative Agent (the “Fees”).

Section 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if there is an Event of Default pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(g) or Section 8.01(h) that has occurred and is continuing, past due Obligations (or, in the case of an Event of Default pursuant to Section 8.01(g) or Section 8.01(h), all Obligations) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07 Termination of Commitments.

The Commitment of each Lender in respect of Initial Loans shall automatically terminate upon the funding of the Initial Loans to be made by it on the Closing Date. The Commitment of each Lender pursuant to an Incremental Commitment, Refinancing Commitment or Extension Series shall be automatically and permanently terminated upon the funding of Loans to be made by it on the date set forth in the corresponding Incremental Amendment, Refinancing Amendment or Extension Amendment.

Section 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to Administrative Agent not later than 11:00 a.m., New York City time, (i) three (3) Business Days before the proposed date of conversion or continuation, in the case of Eurodollar Loans, and (ii) not later than 11:00 a.m. New York City time, on the proposed date of conversion or continuation, in the case of ABR Loans. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iii) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing.

(i) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(ii) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.09 Reserved.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments.

(i) Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 without premium or penalty, except as set forth in Sections 2.10(e) and 2.13; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of loans under the ABL Facility are used for this purpose, the Borrower may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Company shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this clause (ii); provided that no Company shall initiate any action under this clause (ii) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company shall be due and payable by such Company on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company agrees to accept on the Discount Range

Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company shall be due and payable by such Company on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the

Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company (the “Acceptable Discount”), if any. If the Company elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company by the Acceptance Date, such Company shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company at the Acceptable Discount in accordance with this (ii)(D). If the Company elects to accept any Acceptable Discount, then the Company agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified

Qualifying Lender and the Auction Agent (in consultation with such Company and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company shall be due and payable by such Company on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Company and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Company in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Company shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this (ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this (ii), the relevant Company shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this (ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.10(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Companies and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this (ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this (ii) as well as activities of the Auction Agent.

(J) Each Company shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company to make any prepayment to a Lender, as applicable, pursuant to this (ii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory Prepayments.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been delivered pursuant to Section 5.01(c)(ii), the Borrower shall prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2014) minus (B) the sum of (i) all voluntary prepayments of Loans, Incremental Equivalent Debt and Refinancing Equivalent Debt that is secured on a pari passu basis with the Obligations under the Initial Loans during such fiscal year pursuant to Section 2.10(a) and (ii) all voluntary prepayments of loans under the ABL Facility or any other revolving credit facilities during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facility or such other revolving credit facilities, as applicable, in the case of each of the immediately preceding clauses (i) and (ii) to the extent such prepayments are made with Internally Generated Cash; provided that (x) the ECF Percentage shall be 25% if the Total Net Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than or equal to 3.25 to 1.00 and greater than 2.75 to 1.00 and (y) the ECF Percentage shall be 0% if the Total Net Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than or equal to 2.75 to 1.00.

(ii) Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or any Casualty Event by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(c) and (d) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(1) notwithstanding the foregoing, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall use all or any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Subsidiaries or to make Permitted Acquisitions (or any subsequent Investment made in a Person, division or line of business previously acquired) within (x) twelve (12) months following the date of receipt of any such Net Cash Proceeds of such Asset Sale or Casualty Event or (y) if the Borrower enters into a legally binding commitment to so use such Net Cash Proceeds within twelve (12) months following receipt thereof, within eighteen (18) months following receipt thereof; provided that if all or any portion of such Net Cash Proceeds is not so used within such 12 or 18 month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(b)(ii);

(2) no such prepayment shall be required under this Section 2.10(b)(ii) with respect to any Asset Sales permitted by Section 6.06(a), (c), (d), (e), (f), (g), (h), (i), (j), (l), (m), (n), (o) or (p);

(3) so long as the ABL Facility is in effect, no such prepayment shall be required under this Section 2.10(b)(ii) with respect to any disposition of ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) to the extent the Net Cash Proceeds thereof are required to be and are actually applied to repay loans under the ABL Credit Agreement (and resulting in a permanent reduction in commitments thereunder) in accordance with the terms thereof; and

(4) If at the time that any such prepayment would be required pursuant to clause (ii) hereof, the Borrower (or any Subsidiary) is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations under Loans required to be secured on a pari passu basis) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Asset Sale or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(iii) If the Borrower or any Subsidiary Guarantor receives Net Cash Proceeds as a result of any incurrence or issuance of any Indebtedness after the Closing Date, other than any Permitted Debt (other than any Refinancing Loans), the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all such Net Cash Proceeds on or prior to the date which is five (5) Business Days after the receipt by the Parent or such Subsidiary Guarantor of such Net Cash Proceeds.

(c) Application of Prepayments.

(i) Optional prepayments of any Class of Loans permitted pursuant to (a) shall be applied (a) ratably among the Loans and (b) to the remaining scheduled installments of principal thereof as directed by the Borrower.

(ii) Mandatory prepayments of any Class of Loans permitted pursuant to Section 2.10(b) shall be applied on a pro rata basis to the Loans and to the remaining scheduled installments of principal thereof in direct order of maturity.

(d) Notice of Prepayment. Borrower shall notify Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof and of such Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to (b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(e) Call Protection. In the event that, on or prior to the date that is six (6) months after the Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.10(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment; provided that no such premium or fee shall apply in the case of any prepayment, refinancings, substitution or replacement of any Loans in connection with any Change in Control or Permitted Acquisition. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(f) Notwithstanding any other provisions of this Section 2.10, (i) to the extent that any of or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b) (“Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Sections 2.10(b)(i) and (b)(ii) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10(b)(i) and (b)(ii) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences (as determined in good faith by the Borrower) with respect to such Net Cash Proceeds or Excess Cash Flow, such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.10(b)(i) and (b)(ii) but may be retained by the applicable Foreign Subsidiary.

Section 2.11 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Recipient to any tax of any kind whatsoever with respect to this Agreement, any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Recipient, Borrower will pay to such Recipient, such additional amount or amounts as will compensate such Recipient, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 14 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto

(including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees or of amounts payable under Section 2.12, Section 2.13, Section 2.15 or Section 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent at its offices at New York, NY, except that payments pursuant to Section 2.12, Section 2.13, Section 2.15 and Section 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If, other than as expressly provided elsewhere herein or required by court order, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Each Borrower shall indemnify, each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the provisions of this sentence shall not require Borrower to indemnify against any interest or penalties that result from the failure by such Recipient to timely file any tax return relating to Indemnified Taxes. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent) or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it is legally entitled to do so, deliver to Borrower and to Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable

Requirements of Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect, it being understood that the provision of any information currently required by any U.S. federal income tax form shall not be considered disadvantageous to the position of the Lender.

Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P, or any other form approved by Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit P, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit P, on behalf of such beneficial owner(s), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and Administrative Agent to determine the withholding or deduction required to be made.

(iii) Any Lender that is not a Foreign Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

(iv) Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) The Administrative Agent shall provide to the Borrower two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(f) Treatment of Certain Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender or in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place Administrative Agent or such Lender in a less favorable net after-tax position than Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g) Mitigation. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15(a) or (c) with respect to such Lender it will, if requested by Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another lending office for any Loan affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by Borrower; provided that such efforts are made at Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.15(g) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.15(a) or (c).

(h) Reserved.

(i) Timely Notification. With respect to a claim by a Recipient for indemnification or payment of additional amounts pursuant to this Section 2.15, the Borrower shall not be required to compensate such Recipient for any amount incurred more than one hundred eighty (180) days prior to the date that such person notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.17 Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Loans (a “Loan Increase”) or a new Class of term loans (collectively with any Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Loans (other than Loan Increases) made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Loans, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Lender”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Loans to the extent such consent, if any, would be required under Section 10.02(b) for an assignment of Loans, to such Lender or Additional Lender, (ii) with respect to Incremental Commitments, any Affiliated Lender providing an Incremental Commitment shall be subject to the same restrictions set forth in Section 10.02(b) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:

(i) after giving effect to such Incremental Commitments, the conditions of Section 4.03 shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.03 shall be deemed to refer to the effective date of such Incremental Amendment); provided, that, such Incremental Amendment may include a waiver by the Incremental Lenders party thereto of the condition set forth in Section 4.03(a) and, in connection with any Incremental Commitment, the primary purpose of which is to finance a Permitted Acquisition or other acquisition that is a permitted Investment under this Agreement, a waiver in full or in part of the conditions set forth in Section 4.03(b) (other than any Event of Default under Section 8.01(a), (b), (g) or (h)) and Section 4.03(c) (other than with respect to the Specified Representations (conformed as reasonably necessary for such Permitted Acquisition or such other acquisition to provide for certainty of funding in connection with such transaction) which may only be waived with the consent of the Required Lenders);

(ii) (A) after giving Pro Forma Effect to both (x) the making of the Incremental Loans under such Incremental Amendment and (y) any Specified Transactions consummated in connection therewith, the Total Net Leverage Ratio shall not exceed the Total Net Leverage Ratio (calculated, without taking into account for cash netting purposes, any proceeds of Incremental Loans retained by the Borrower) as of the Closing Date or (B) alternatively if the condition set forth in clause (ii)(A) is not able to be satisfied, the aggregate principal amount of Incremental Loans made in reliance of this clause (B) (including the Incremental Loans made under such Incremental Amendment) shall not exceed $40,000,000;

(iii) Each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.17(b)); and

(iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Lenders are provided with the benefit of the applicable Loan Documents.

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Loans, each existing on the Incremental Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent. In any event:

(i) the Incremental Loans and Incremental Commitments:

(1) (I) shall rank pari passu or junior in right of payment with the Obligations under the Loans that are senior in right of payment, (II) shall not be guaranteed by any person other than a Guarantor hereunder and (III) shall be secured by the Collateral and shall rank pari passu or junior in right of security with the Obligations under the Initial Loans (and, if applicable, subject to a subordination agreement and/or the ABL Intercreditor Agreement (or, alternatively, terms in the Incremental Amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement satisfactory to the Borrower and the Administrative Agent),

(2) as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than the Original Loan Maturity Date,

(3) as of the Incremental Facility Closing Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then-existing Loans,

(4) shall have an Applicable Margin and, subject to clauses (e)(i)(2) and (e)(i)(3) above, an amortization schedule determined by the Borrower and the applicable Incremental Lenders; provided the Applicable Margin for a Loan Increase shall be the Applicable Margin for the Class being increased,

(5) shall have fees determined by the Borrower and the applicable Incremental Loan arranger(s), and

(6) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except in respect of any Refinanced Debt or any voluntary prepayments of any Class of Loans with an earlier Maturity Date than any other Classes of Loans)) in any voluntary or mandatory prepayments of Loans hereunder.

(ii) the All-In Yield applicable to the Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that (A) with respect to any Loans made under Incremental Commitments (to the extent pari passu in right of payment and security with the Term B Loans), the All-In Yield applicable to such Incremental Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Loans existing at such time plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the LIBOR Rate or Base Rate floor) with respect to such Loans is increased so as to cause the then applicable All-In Yield under this Agreement on such Loans to equal the All-In Yield then applicable to the Incremental Loans minus 50 basis points; provided that any increase in All-In Yield to any Loan due to the application or imposition of a LIBOR Rate or Base Rate floor on any Incremental Loan shall be effected solely through an increase in (or implementation of, as applicable) of a LIBOR or Base Rate floor applicable to such Loan.

(f) Incremental Amendment. Commitments in respect of Incremental Loans shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Incremental Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(g) Incremental Equivalent Debt. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date, issue, incur or otherwise obtain Indebtedness of the Borrower (and any refinancing thereof) in respect of one or more series of senior or subordinated notes (which may be unsecured or secured on a pari passu or junior lien basis with the Obligations under the Initial Loans), in each case issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or senior or subordinated mezzanine Indebtedness (which may be in the form of loans or notes and limited to being unsecured or secured solely on a junior lien basis), in each case, that are issued or made in lieu of Incremental Commitments (the “Incremental Equivalent Debt”); provided that (i) if such Incremental Equivalent Debt is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary Guarantor other than any asset constituting Collateral and such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than the Guarantors, (ii) if such Incremental Equivalent Debt is (x) secured on a pari passu or junior basis with the Obligations under the Initial Loans, then such Incremental Equivalent Debt shall be subject to the ABL Intercreditor Agreement or (y) unsecured and subordinated to the Obligations, then such Incremental Equivalent Debt shall be subject to a lien subordination and intercreditor arrangement satisfactory to Borrower and the Administrative Agent, (iii) such Incremental Equivalent Debt shall have a final maturity date which is no earlier than ninety-one (91) days after the Latest Maturity Date then existing or have a Weighted Average Life to Maturity which is shorter than the Weighted Average Life to Maturity of the then existing Loans, (iv) such Incremental Equivalent Debt shall not be subject to any mandatory redemption or prepayment provisions or rights (except to the extent any such mandatory redemption or prepayment is required to be applied first or pro rata to the Loans and any first lien secured incremental notes required to be secured on a first lien basis and except with respect to customary “AHYDO catch-up payments”), (v) such Incremental Equivalent Debt shall not be required to be on terms and pursuant to documentation consistent with the Loans or reasonably satisfactory to the Administrative Agent, nor shall it be subject to the conditions set forth in (e)(ii), (vi) except as otherwise set forth in this clause (g), such Incremental Equivalent Debt shall have covenants and defaults no more restrictive (excluding pricing and optional prepayment or redemption terms), when taken as a whole, than those with respect to the Initial Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Loan) or such terms and conditions shall be current market terms for such type of Incremental Equivalent Debt (as reasonably determined in good faith by the Borrower), and (vii) no Event of Default (or, if the proceeds of such Incremental Equivalent Debt are to be used in whole or in part to fund an Investment or Permitted Acquisition, no Event of Default under Sections 8.01(a), (b), (g) or (h)) shall have occurred and be continuing or would exist immediately after giving effect to such incurrence.

Section 2.18 Refinancing Amendments.

(a) Refinancing Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request a new Class of Loans (any such new Class, “Refinancing Commitments”) established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Refinancing Loans. Any Refinancing Loans made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Loans for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.18, each Refinancing Lender of such Class shall make a Loan to the Borrower (a “Refinancing Loan”) in an amount equal to its Refinancing Commitment of such Class.

(c) Refinancing Loan Request. Each Refinancing Loan Request from the Borrower pursuant to this Section 2.18 shall set forth the requested amount and proposed terms of the relevant Refinancing Loans. Refinancing Loans may be made, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a, “Refinancing Lender”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 10.04 for an assignment of Loans to such Lender or Additional Lender and (ii) with respect to Refinancing Commitments, any Affiliated Lender providing a Refinancing Commitment shall be subject to the same restrictions set forth in Section 10.04 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans.

(d) Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing commitments, except as otherwise agreed by the Refinancing Lenders, (x) the representations and warranties of each Guarantor set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Refinancing Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, and (y) except as otherwise agreed by the Refinancing Lenders, no Default shall exist or would result from the Incremental Loan or from the application of the proceeds therefrom;

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt that is in the form of Loans); and

(iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.

(e) Required Terms. The terms, provisions and documentation of the Refinancing Loans of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Loans each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent. In any event:

(i) the Refinancing Term Loans:

(1) as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(2) as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(3) shall have an Applicable Margin and LIBOR Rate or Base Rate floor (if any), and subject to clause (1) above, amortization determined by the Borrower and the applicable Refinancing Lenders,

(4) shall have fees determined by the Borrower and the applicable Refinancing Loan arranger(s),

(5) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except in respect of any Refinanced Debt, prepayments with Borrower

Retained Prepayment Amounts or any voluntary prepayments of any Class of Loans with an earlier Maturity Date than any other Classes of Loans)) in any voluntary or mandatory prepayments of Loans hereunder, or if junior in right of security, shall be on a junior basis with respect thereto,

(6) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing, and

(7) (I) shall rank pari passu or junior in right of payment with the Obligations under the Initial Loans that are senior in right of payment and (II) shall be secured by the Collateral and shall rank pari passu or junior in right of security with the Obligations under the Initial Loans (and, if applicable, subject to a subordination agreement and/or an intercreditor agreement (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement satisfactory to the Borrower and the Administrative Agent).

(f) Refinancing Amendment. Commitments in respect of Refinancing Loans shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrower will use the proceeds of the Refinancing Loans to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.

(g) Refinancing Equivalent Debt.

(i) In lieu of incurring any Refinancing Loans, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness in the form of one or more series of senior secured notes (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured term loans (such notes or term loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness in the form of one or more series of unsecured or subordinated notes or term loans (such notes or term loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, and, in each case, any Permitted Refinancing thereof, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class of Loans (such Loans, “Refinanced Loans”).

(ii) Any Refinancing Equivalent Debt:

(1) (A) shall not have a Maturity Date prior to the date that is on or after the Maturity Date of the Refinanced Loans, (B) if in the form of term loans, shall not have a Weighted

Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans, (C) if in the form of notes, shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary “AHYDO catch-up payments”, offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Maturity Date of the Refinanced Loans, (D) shall not be guaranteed by Persons other than Guarantors, (E) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement to which a representative acting on behalf of the holders of such Permitted Unsecured Refinancing Debt shall have become a party or otherwise subject (or, alternatively, terms in the definitive documentation for such Refinancing Equivalent Debt substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent); provided that if such Permitted Unsecured Refinancing Debt is the initial subordinated Permitted Unsecured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and a representative for such Permitted Unsecured Refinancing Debt shall have executed and delivered a Subordination Agreement, (F) shall not have a greater principal amount than the principal amount of the Refinanced Term Loans plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing and (G) except as otherwise set forth in this clause (g)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Refinancing Equivalent Debt) or such terms and conditions shall be current market terms for such type of Refinancing Equivalent Debt (as reasonably determined in good faith by the Borrower),

(2) (A) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (B) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations under the Initial Loans and shall not be secured by any property or assets of Holdings, the Borrower or of its Subsidiary other than the Collateral, and (y) shall be subject to an intercreditor agreement to which a representative acting on behalf of the holders of such Permitted Pari Passu Secured Refinancing Debt shall have become a party or otherwise subject; provided that if such Permitted Pari Passu Secured Refinancing Debt is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and a representative for such Permitted Pari Passu Secured Refinancing Debt shall have executed and delivered an intercreditor agreement and (C) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations under the Initial Loans and shall not be secured by any property or assets of Holdings, the Borrower or any of its Subsidiaries other than the Collateral, and (y) shall be subject to an intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Permitted Junior Secured Refinancing Debt shall have become a party or otherwise subject, and

(3) shall be incurred solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans.

This Section 2.18 shall supersede any provisions in Section 2.14 or Section 10.02 to the contrary.

Section 2.19 Extension of Loans.

(a) Extension of Loans. The Borrower may, at any time and from time to time request that all or a portion of the Loans of a given Class (an “Existing Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to the Loans of such Existing Loan Tranche (any such Loans which have been so amended, “Extended Loans”) and to provide for other terms consistent with this Section 2.19. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Tranche) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Loan Tranche and (y) be identical to the Loans under the Existing Loan Tranche from which such Extended Term Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Loans which have more than five (5) different Maturity Dates; (ii) the All-In Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Loans of such Existing Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); and (iv) Extended Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided, that no Extended Loans may be optionally prepaid prior to the Maturity Date of the Initial Loans, unless such optional prepayment is accompanied by a pro rata optional prepayment of the Initial Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Loan Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Loans of a given Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Existing Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Loans may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Loans hereunder and on a pro rata basis or less than a pro rata basis, in any mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Loan Extension Request. Any Extended Loans amended pursuant to any Loan Extension Request shall be designated a series (each, a “Loan Extension Series”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Loan Extension Series with respect to such Existing Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each request for a Loan Extension

Series of Extended Loans proposed to be incurred under this Section 2.19 shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Tranche amended into Extended Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Loan Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Loans under the Existing Loan Tranche subject to such Extension Request amended into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Loan Tranche, which it has elected to request be amended into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Loans under the Existing Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Loans requested to be extended pursuant to the Extension Request, Loans subject to Extension Elections shall be amended to Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Loans included in each such Extension Election.

(i) Extension Amendment. Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender, providing an Extended Loan thereunder, which shall be consistent with the provisions set forth in Section 2.19(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof (the “Extension Facility Closing Date”) of each of the following conditions: (x) except as otherwise agreed by the Extending Lenders, the representations and warranties of each Guarantor set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Extension Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (y) except as otherwise agreed by the Extending Lenders, no Default shall exist or would result from the Extended Loan or from the application of the proceeds therefrom and (z) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.04 with respect to any Existing Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 2.04), (iii) modify the prepayments set forth in Section 2.10 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(c) No conversion of Loans pursuant to any Extension in accordance with this Section 2.19 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iii) third, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Administrative Agent and the Lenders at the time of each Credit Extension that:

Section 3.01 Organization; Powers.

Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than with respect to the Borrower) and (c), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

This Agreement and each other Loan Document to be entered into by each Loan Party to which such person is a party, and the consummation of the Transactions, are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered, as of the Effective Date, by the Borrower and, as of the Closing Date, each other Loan Party, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ and secured parties’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts.

Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which such person is a party, and the consummation of the Transactions, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except to the extent any such violation that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of comprehensive income, members’ equity and cash flows of the Borrower (i) as of and for the fiscal year ended December 31, 2012, audited by and accompanied by the unqualified opinion of Grant Thornton LLP, independent public accountants, and (ii) as of and for the nine-month period ended September 30, 2013 and for the comparable period of the preceding fiscal year, in each case, certified by a Financial Officer. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly noted therein and subject, in the case of any quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes) and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), as of the Effective Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and, as of the Closing Date after giving effect to the Transactions, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the ABL Facility Documents. Since December 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Forecasts. The projections furnished to the Administrative Agent pursuant to Section 4.01(d) and all Projections delivered pursuant to Section 5.01(d) have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

Section 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair, except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedules 8(a), 8(b) and 8(c) to the Perfection Certificate dated the Effective Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the Effective Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Effective Date and describes the type of interest therein held by such Company.

(c) No Casualty Event. No Company has received any written notice of, nor has any knowledge of, the occurrence or pendency of any Casualty Event affecting all or any material portion of its property. No U.S. Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

Section 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, except for any such claim which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Effective Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreements) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To the Borrower’s knowledge, on and as of the Effective Date, there is no material violation by others of any right of any Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

Section 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Effective Date set forth a list of (i) all the Subsidiaries of Intermediate Holdings and their jurisdictions of organization as of the Effective Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. As of the Effective Date, all Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Intermediate Holdings and the general partner interests of Borrower, are owned by Intermediate Holdings, directly or indirectly through Wholly Owned Subsidiaries. All limited partner Equity Interests of Borrower are owned directly by Intermediate Holdings. The general partner of Borrower is General Partner.

(b) No Consent of Third Parties Required. Except with respect to consents obtained by the Companies on or prior to the Closing Date (or, in the case of any such pledge of Equity Interest occurring after the Closing Date, on or prior to the date of such pledge), no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or priority of the security interest of Collateral Agent in any Equity Interests to be pledged on or after the Closing Date to Collateral Agent for the benefit of the Secured Parties under the Security Agreements or the exercise by Collateral Agent of the voting or other rights provided for in the Security Agreements or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Intermediate Holdings, Borrower and each Subsidiary on the Effective Date, and after giving effect to the Transactions to be consummated on the Effective Date, is set forth on Schedule 10(a) to the Perfection Certificate dated the Effective Date.

Section 3.08 Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Reserved.

Section 3.10 Federal Reserve Regulations.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.11 Investment Company Act.

No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Reserved.

Section 3.13 Taxes.

Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.14 No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time of preparation and due care in the preparation of such information, report, financial statement, exhibit or schedule; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.15 Labor Matters.

As of the Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.17 Employee Benefit Plans.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms, with all applicable collective bargaining agreements and other applicable written agreements between the Company party thereto and such Company’s employees, and with the requirements of any and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. No Foreign Plan, nor any related trust or other funding medium thereunder, is subject to any pending or, to the knowledge of each Loan Party, threatened or anticipated investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other person (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect and, to the knowledge of each Loan Party, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other legal proceeding. Where applicable, the most recently filed actuarial reports in respect of each Foreign Plan fairly present the funded status of each such plan as at the date of the applicable report. No Company has, as of the Closing Date, incurred any material obligation in connection with the termination of any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan in an amount that could reasonably be expected to have a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in accordance with GAAP and fully and accurately disclosed in accordance with GAAP. No event has occurred respecting any Foreign Plan which would entitle any person to cause the termination of such Foreign Plan in whole or in part and no action has been taken nor has any order been made by any applicable Governmental Authority to that effect if such termination would reasonably be expected to have a Material Adverse Effect.

(c) To the extent applicable, each Canadian Pension Plan has been maintained in compliance with its terms, with all applicable collective bargaining agreements and other applicable written agreements between the Company party thereto and such Company’s employees, and with the requirements of any and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no Canadian Pension Plans. No Canadian Pension Event has occurred or is reasonably expected to occur that, when taken together with all other such Canadian Pension Events, could reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five (5) years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except in each case as could not reasonably be expected to result in a Material Adverse Effect;

(ii) Except as could not reasonably be expected to result in a Material Adverse Effect, no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) Except as could not reasonably be expected to result in a Material Adverse Effect, no Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v) As of the Effective Date (and with respect to any property as to which a Mortgage is taken, the date on which the Mortgage is granted), the Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

Section 3.19 Insurance.

Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Effective Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid and no Company has received notice of violation or cancellation thereof. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20 Security Documents.

(a) Security Agreements.

(i) The U.S. Security Agreement, when executed and delivered, will be effective to create in favor of Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the U.S. Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the

Collateral Agent of the U.S. Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the U.S. Security Agreement), the Liens created by the U.S. Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the U.S. Security Agreement Collateral (other than such U.S. Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(ii) The Canadian Security Agreement, when executed and delivered, will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Canadian Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Canadian Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Canadian Security Agreement), the Liens created by the Canadian Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Canadian Security Agreement Collateral (other than such Canadian Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) PTO Filing; Copyright Office Filing. When the applicable Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the applicable Security Agreement) and Trademarks (as defined in the applicable Security Agreement) registered or applied for with the United States Patent and Trademark Office or Canadian Intellectual Property Office, as the case may be, or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c) Mortgages.

(i) Upon the effectiveness thereof in accordance with Section 5.14 and Schedule 5.14, each U.S. Mortgage shall be effective to create, in favor of Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the U.S. Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent, and when the U.S. Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Effective Date (or, in the case of any U.S. Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such U.S. Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the U.S. Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the U.S. Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such U.S. Mortgage.

(ii) Upon the effectiveness thereof in accordance with Section 5.14 and Schedule 5.14, each Canadian Mortgage shall be effective to create, in favor of Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Canadian Guarantors’ right, title and interest in and to the Canadian Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent, and when the Canadian Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Effective Date (or, in the case of any Canadian Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Canadian Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Canadian Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Canadian Guarantors in the Canadian Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Canadian Mortgage.

(d) Valid Liens.

(i) Each U.S. Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession by Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Collateral Agent to the extent required by any U.S. Security Document), such U.S. Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent that perfection may be achieved by such filings, recordations or possession, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

(ii) Each Canadian Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Canadian Guarantors’ right, title and interest in and to the Canadian Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession by Collateral Agent of such Canadian Collateral with respect to which a security interest may be perfected only by possession (which possession or control shall be given to Collateral Agent to the extent required by any Canadian Security Document), such Canadian Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Canadian Guarantors in such Canadian Collateral to the extent that perfection may be achieved by such filings, recordations or possession, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

Section 3.21 Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party and none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party and none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.22 Location of Material Inventory.

As of the Effective Date, Schedule 3.22 sets forth all locations in the United States and Canada where the aggregate value of Inventory owned by the Loan Parties exceeds $100,000.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Effectiveness.

The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction or waiver by the Administrative Agent of each of the conditions precedent set forth below.

(a) Credit Agreement. There shall have been delivered to Administrative Agent an executed counterpart by the Borrower of this Agreement and the Perfection Certificate.

(b) Corporate Documents. Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of the Borrower dated the Effective Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of the Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such the Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing or status of the Borrower (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) ABL Facilities Documentation. Prior to or simultaneously with the effectiveness of this agreement, the ABL Facility Documents shall have been duly executed and delivered by each party thereto (excluding, for the avoidance of doubt, the ABL Intercreditor Agreement).

(d) Financial Statements; Pro Forma Balance Sheet; Projections. The Arrangers shall have received the financial statements described in Section 3.04(a), the unaudited pro forma consolidated balance sheet of Pubco and its Subsidiaries as of the last day of the twelve-month period ended September 30, 2013, prepared after giving effect to the Transactions occurring on the Effective Date and the Closing Date, and projections prepared on a quarterly basis for the fiscal year ending December 31, 2014 and on an annual basis for each subsequent fiscal year of Pubco through the fiscal year ending December 31, 2018.

(e) Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Paul Hastings LLP and Blake, Cassels & Graydon LLP, special counsel to the Agents, and the fees and expenses of any other advisors) required to be reimbursed or paid by Borrower hereunder.

(f) Lien Searches. Collateral Agent shall have received certified copies of recent UCC, PPSA, and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(g) USA PATRIOT Act. The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information about the Loan Parties required under Section 10.13 that has been requested by the Administrative Agent in writing at least 10 days prior to the Effective Date.

Without limiting the generality of the provisions of the penultimate paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 4.02 Conditions to Initial Credit Extension.

The obligation of each Lender to fund the initial Credit Extension shall, except as expressly provided in Section 5.14, be subject to the prior or concurrent satisfaction or waiver by the Administrative Agent of each of the conditions precedent set forth below.

(a) Loan Documents. There shall have been delivered to Administrative Agent an executed counterpart of this Agreement by each Loan Party other than the Borrower, each other Loan Document and the ABL Intercreditor Agreement.

(b) Prior to or substantially concurrently with the initial Credit Extension, the Existing Notes shall be Retired and Liens granted by the Companies in connection therewith shall be released and discharged.

(c) Opinions of Counsel. Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers and the Lenders, (i) a written opinion of Ropes & Gray LLP, New York counsel to the Loan Parties, dated as of the Closing Date and (ii) a written opinion of Stikeman Elliott LLP, Canadian counsel to the Loan Parties, dated as of the Closing Date.

(d) Solvency Certificate. Administrative Agent shall have received a solvency certificate in the form of Exhibit N, dated the Closing Date and signed by a Financial Officer.

(e) Corporate Documents. Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party other than the Borrower, dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing or status of each Loan Party other than the Borrower (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(f) Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Paul Hastings LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(g) Personal Property Requirements. Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among Intermediate Holdings and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank; and

(iii) UCC and PPSA financing statements in appropriate form for filing under the UCC, the PPSA, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents in personal property Collateral.

Without limiting the generality of the provisions of the penultimate paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.03 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Borrowing Request (including the initial Borrowing Request) shall be subject to the conditions precedent set forth below.

(a) Notice. Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b) No Default. At the time of and immediately after giving effect to such proposed Credit Extension and the application of the proceeds thereof (other than on the Closing Date), no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, that, on the Closing Date, solely with respect to the conditions to the funding of the Initial Loans on the Closing Date, the representations and warranties for purposes of this clause (c) shall be limited to the Specified Representations.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.

With respect to any Incremental Loans, notwithstanding anything to the contrary herein, the conditions set forth in Sections 4.03(a), (b) and (c) shall be subject to the exceptions set forth Section 2.17(d)(i).

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc.

Furnish to Administrative Agent (with a copy for each Lender):

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, the consolidated balance sheet of Pubco as of the end of such fiscal year and related consolidated statements of comprehensive income, cash flows and stockholders’ or members’ equity for such fiscal year, in comparative form for any fiscal year ending after December 31, 2013 with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a report and opinion of Grant Thornton LLP or another independently registered public accounting firm of recognized national standing (which report and opinion (A) shall be prepared in accordance with generally accepted auditing standards and (B) shall not be qualified as to scope or contain any “going concern” or like qualification or exception, except for a going concern statement that is due to the impending maturity of any Indebtedness), (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal year, as compared to budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year; provided that the requirements of this clause (a) shall be deemed to be satisfied by the filing of a Form 10-K by Pubco;

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2014, the consolidated balance sheet of Pubco as of the end of such fiscal quarter and related consolidated statements of comprehensive income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form for any fiscal year ending after December 31, 2014 with the consolidated statements of comprehensive income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Pubco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to budgeted amounts; provided that the requirements of this clause (b) shall be deemed to be satisfied by the filing of a Form 10-Q by Pubco;

(c) Financial Officer’s Certificate. No later than five (5) Business Days after delivery of financial statements under Section 5.01 (a) or (b), a Compliance Certificate (i) certifying that no Default has occurred and is continuing or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) in the case of a Compliance Certificate delivered in connection with financial statements delivered pursuant to Section 5.01(a), for each fiscal year ending after December 31, 2013, providing a calculation of Excess Cash Flow for the fiscal year covered by such financial statements and (iii) attaching unaudited consolidating financial information that explains in reasonable detail the differences between the information relating to Pubco, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand;

(d) Budgets. Within sixty (60) days after the end of each fiscal year, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of Pubco for its internal use (including a projected consolidated balance sheet of Pubco as of the end of such fiscal year, the related consolidated statements of projected income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(e) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 5.02 Litigation and Other Notices.

Furnish to Administrative Agent written notice of the following promptly (and, in any event, within three Business Days) after the same shall have come to the attention of a Responsible Officer:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the occurrence of an ERISA Event or a Canadian Pension Event which could reasonably be expected to result in a Material Adverse Effect; and

(c) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay its monetary obligations and perform its other material obligations under all Leases; and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

Section 5.04 Insurance.

(a) Generally. Maintain adequate insurance at all times on all Collateral of the kinds customarily maintained by Persons engaged in the same or similar business.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation or non-renewal of coverage thereof shall be effective until at least 30 days after receipt by Collateral Agent of written notice thereof, (ii) name Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to Collateral Agent.

(c) Flood Insurance. After the Closing Date, with respect to each Mortgaged Property, obtain flood insurance in such total amount as Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 5.05 Payment of Taxes.

Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.06 Employee Benefits.

(a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and (b) furnish to Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; and (y) upon request by Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as Administrative Agent shall reasonably request; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof. No Company will allow any Foreign Plan or Canadian Pension Plan to be terminated if the effect thereof could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintaining Records; Access to Properties and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by Administrative Agent to visit and inspect the financial records and the property of such Company, upon reasonable notice and at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants, subject to the Administrative Agent executing accountants’ customary letters); provided, that unless an Event of Default has occurred and is continuing, inspections are limited to one (1) in any calendar year. The Borrower shall give the Administrative Agent the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds.

Use the proceeds of the Initial Loans on the Closing Date, whether directly or indirectly, to Retire the Existing Notes (including all interest, premiums, fees and other amounts payable in connection therewith) and to pay for certain fees and expenses related to the Transactions, and after the Closing Date, use the proceeds of any Borrowing for any purpose not otherwise prohibited under this Agreement, including for general corporate purposes, working capital needs, the repayment of Indebtedness, the making of Dividends and the making of Investments.

Section 5.09 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by applicable Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.10, with respect to any property (other than any Excluded Property) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such later date as may be agreed to by Administrative Agent) (i) execute and deliver to Administrative Agent and Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as Administrative Agent or Collateral Agent shall deem necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Administrative Agent; provided that, except with respect to Norcraft Canada, no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada. Subject to the foregoing, Borrower shall otherwise take such actions and execute and/or deliver to Collateral Agent such documents as Administrative Agent or Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date (other than any Excluded Subsidiary), promptly (and in any event within 30 days after such person becomes a Subsidiary or such later date as may be agreed to by Administrative Agent) (i) deliver to Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (other than any Excluded Equity Interests), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than any Excluded Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of Administrative Agent or Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of UCC and, as applicable for any Canadian Guarantor that is designated as a Subsidiary Guarantor pursuant to Section 5.10(d), PPSA financing statements; provided that (except as set forth in Section 5.10(a) above or Section 5.10(d) below (as applicable)) no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower.

(c) Promptly grant to Collateral Agent, within 60 days of any acquisition thereof after the Closing Date or such later date as may be agreed to by Administrative Agent, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $2,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent and Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to Collateral Agent such documents as Administrative Agent or Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent) in respect of such Mortgage); provided that, except with respect to the owned Real Property of Norcraft Canada set forth on Schedule 8(a) to the Perfection Certificate, no action shall be required hereunder to create or perfect any security interest in any Real Property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada.

(d) Notwithstanding anything to the contrary herein, the Borrower may from time to time designate, in its sole discretion, any Excluded Subsidiary as a Subsidiary Guarantor by written notice to the Administrative Agent. Upon any such designation, the Borrower shall comply with the requirements of Section 5.10(b) with respect to such person (disregarding for such purpose any exclusion that would otherwise apply to such person as an Excluded Subsidiary).

Section 5.11 Security Interests; Further Assurances.

Promptly, upon the reasonable request of Administrative Agent, Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent or Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens. Deliver or cause to be delivered to Administrative Agent and Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Administrative Agent, Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent, Collateral Agent or such Lender may require; provided that, except with respect to Norcraft Canada, no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada. If Administrative Agent, Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent.

Section 5.12 Information Regarding Collateral.

(a) Not effect any change (i)(w) in any Loan Party’s legal name, (x) in the location of any Loan Party’s chief executive office, (y) in any Loan Party’s identity or organizational structure, or (z) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, unless, in the case of each of the preceding clauses (i)(w) through (i)(z), it shall give Collateral Agent and Administrative Agent written notice within 5 days after such change, or such greater notice period agreed to by Collateral Agent, clearly describing such change and providing such other information in connection therewith as Collateral Agent or Administrative Agent may reasonably request, or (ii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until, in the case of the preceding clause (ii), it shall have given Collateral Agent and Administrative Agent not less than 15 days’ prior written notice, or such lesser notice period agreed to by Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent or Administrative Agent may reasonably request. In the case of each of clauses (i) and (ii) in the immediately preceding sentence, each applicable Loan Party shall take all action reasonably satisfactory to Collateral Agent to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to Administrative Agent and Collateral Agent a Perfection Certificate Supplement.

Section 5.13 Compliance with Laws.

The Borrower will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including OFAC, USA PATRIOT Act and United States Foreign Corrupt Practices Act of 1977, as amended), except to the extent the failure of such Borrower or such Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Post-Closing Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its discretion).

All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Effective Date or Closing Date, as applicable, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.14 and (y) all representations and warranties and covenants relating to the Security Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 5.14 have been taken (or were required to be taken).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) (i) Indebtedness incurred under this Agreement and the other Loan Documents; (including, without limitation, any Refinancing Loans, Extended Loans and Incremental Loans) and (ii) Incremental Equivalent Debt and Refinancing Equivalent Debt and any Permitted Refinancing of the foregoing;

(b) (i) Indebtedness outstanding on the Effective Date and listed on Schedule 6.01(b) and any Permitted Refinancing (other than Existing Notes) thereof, (ii) prior to the Closing Date, Indebtedness under the Existing Notes and (iii) Indebtedness in an aggregate principal amount not to exceed the greater of (x) $40,000,000 and (y) the Borrowing Base (as defined in the ABL Credit Agreement as in effect as of the date hereof) at any time outstanding under the ABL Facility and any Permitted Refinancing thereof;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(e);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount at any time outstanding not to exceed the greater of $10,000,000 and 3.60% of Total Assets (in each case determined at the time of incurrence or assumption) and any Permitted Refinancing thereof;

(f) Indebtedness incurred by Subsidiaries that are not Guarantors in an aggregate amount at any time outstanding not to exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) it being understood that any Indebtedness incurred pursuant to this Section 6.01(f) shall cease to be deemed incurred or outstanding for purposes of this Section 6.01(f) but shall be deemed incurred for the purposes of this covenant from and after the first date on which the Borrower or such Subsidiary could have incurred such Indebtedness under Section 6.01(o) without reliance on this Section 6.01(f);

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01; provided that, to the extent any such Contingent Obligation constitutes an Investment, such Investment is permitted under Section 6.04;

(i) Attributable Indebtedness resulting from Sale and Leaseback Transactions incurred by any Loan Party in an aggregate amount at any time outstanding not to exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) and any Permitted Refinancing thereof;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) Reserved;

(m) Indebtedness of any Loan Party under any Treasury Services Agreement;

(n) other Indebtedness of any Company in an aggregate amount not to exceed the greater of $25,000,000 and 9.10% of Total Assets at any time outstanding (it being understood that any Indebtedness incurred pursuant to this Section 6.01(n) shall cease to be deemed incurred or outstanding for purposes of this Section 6.01(n) but shall be deemed incurred for the purposes of this covenant from and after the first date on which such Company could have incurred such Indebtedness under Section 6.01(o) without reliance on this Section 6.01(n));

(o) other Indebtedness of any Company so long as (x) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) does not exceed the Total Net Leverage Ratio as of the Closing Date, (y) in the case of Non-Loan Parties, such Indebtedness at any time outstanding shall not exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) and (z) if such Indebtedness is secured, any Liens in respect of such Indebtedness are permitted by Section 6.02 and any Permitted Refinancing thereof;

(p) (i)(A) Indebtedness of any Company assumed (including Acquired Indebtedness) in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition and (B) Indebtedness of any Company incurred to finance a Permitted Acquisition; provided that, in the case of this clause (B), after giving Pro Forma Effect to such Permitted Acquisition, the Total Net Leverage Ratio for the Test Period immediately preceding such Permitted Acquisition (calculated on a Pro Forma Basis) is either (x) no greater than the Total Net Leverage Ratio as of the Closing Date or (y) no greater than the Total Net Leverage Ratio immediately prior to such Permitted Acquisition, and (ii) any Permitted Refinancing of any such Indebtedness; provided, further, that the aggregate principal amount of Indebtedness assumed or incurred pursuant to this Section 6.01(p) by all Non-Loan Parties shall not exceed the greater of $7,500,000 and 2.70% of Total Assets outstanding at any time;

(q) Indebtedness representing deferred compensation to employees of Holdings (and any direct or indirect parent thereof) or any of its Subsidiaries incurred in the ordinary course of business;

(r) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests or other equity-based awards of the Borrower or any direct or indirect parent of the Borrower permitted by Section 6.07;

(s) Indebtedness incurred by any Company in any Investment expressly permitted hereunder or any Asset Sale, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(t) Indebtedness consisting of obligations of any Company under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted under this Agreement; and

(u) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

Section 6.02 Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c) any Lien in existence on the Effective Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Effective Date (except for any such Lien granted in respect of any Permitted Refinancing (subject to the limitations with respect thereto contained in such definition)) and (ii) does not encumber any property other than the property subject thereto on the Effective Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, and Liens relating solely to employee contributions withheld from pay but not yet due to be remitted to a Canadian Pension Plan pursuant to applicable Canadian federal or provincial pension benefits standards legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company granted by such Company to third parties, so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e) and (i); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements thereon);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder and Liens on assets existing at the time such assets are acquired (and, in each case, not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than the proceeds or products thereof);

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by any Company and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC (or equivalent statutes) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens securing Indebtedness incurred pursuant to Section 6.01(f) or 6.01(o)(y) (including any Permitted Refinancings thereof); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the non-Guarantor Subsidiary incurring such Indebtedness;

(p) Liens securing (i) Indebtedness incurred under the Existing Notes (prior to the Closing Date), (ii) the ABL Facility and any Permitted Refinancing thereof, (iii) Incremental Equivalent Debt and any Permitted Refinancing thereof and (iv) Liens on the Collateral securing obligations in respect of: (i) Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Refinancing Debt are subject to the ABL Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt are subject to the ABL Intercreditor Agreement or another intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Permitted Junior Secured Refinancing Debt shall have become a party or otherwise subject;

(q) Liens securing Attributable Indebtedness permitted by Section 6.01(i) or (n), so long as such Liens do not extend to property other than the property subject to the Sale and Leaseback Transactions or to which such Attributable Indebtedness relates;

(r) Encumbrances or exceptions expressly permitted pursuant to the Mortgages and the Canadian Mortgages;

(s) rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under the provisions in the legislation of Canadian provinces;

(t) the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real or immovable property from the Crown under Canadian Law;

(u) (i) Liens of any Company with respect to obligations that do not in the aggregate at any time outstanding exceed the greater of $7,500,000 and 2.70% of Total Assets (in each case determined as of the date of incurrence) and (ii) Liens that are junior to the Liens granted pursuant to the Security Documents securing Indebtedness incurred pursuant to Section 6.01(n), (o) or (p); provided, that any such junior Liens securing any Indebtedness incurred pursuant to Section 6.01(n), (o) or (p) are subject to the ABL Intercreditor Agreement or another intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Indebtedness shall have become a party or otherwise subject;

(v) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(w) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) ground leases in respect of Real Property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(y) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(z) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) Liens on property of any Non-Loan Party, which Liens secure Indebtedness of any Non-Loan Party permitted under Section 6.01 or other obligations of any Non-Loan Party not constituting Indebtedness; and

(cc) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

Any Permitted Liens securing Obligations in respect of Indebtedness are also permitted to secure Obligations in respect of any Permitted Refinancing and any other refinancing or renewal of such Indebtedness that is expressly permitted under this Agreement.

Section 6.03 Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.04 Investment, Loan, Advances and Acquisitions.

Make or hold any Investments, except:

(a) Investments outstanding on the Effective Date or made pursuant to legally binding written contracts in existence on the date hereof and, in each case, identified on Schedule 6.04(a) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 6.04(a) is not increased from the amount of such Investment on the Effective Date;

(b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) Hedging Obligations incurred pursuant to Section 6.01(c);

(d) loans and advances to directors, employees and officers of Holdings and its Subsidiaries (or a direct or indirect parent of Holdings) (i) for bona fide business purposes and (ii) to purchase Equity Interests of Holdings or any other direct or indirect parent of the Borrower, in an aggregate amount in the case of this clause (ii) not to exceed $5,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e) Investments by any Company in the Borrower or any Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties in Subsidiaries that are not Guarantors shall not exceed at any time outstanding the greater of $10,000,000 and 3.60% of Total Assets (with the amount of each Investment and Total Assets being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(f) Investments in securities of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g) Permitted Acquisitions;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) leases of real or personal property in the ordinary course of business and in accordance with the Security Documents;

(k) Investments in an aggregate amount at any time outstanding not to exceed the sum of (i) the greater of $25,000,000 and 9.10% of Total Assets (with the amount of each Investment and Total Assets being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment) and (ii) the Cumulative Credit at such time;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) promissory notes, securities and other non-cash consideration received in connection with Asset Sales permitted by Section 6.06;

(n) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and (ii) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower (or any direct or indirect parent of the Borrower);

(q) Investments of a Subsidiary acquired after the Effective Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made by any Non-Loan Party to the extent such Investments are financed with the proceeds received by such Subsidiary from an Investment in such Subsidiary permitted under this Agreement; and

(s) Guarantees by any Company of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment or in cash or Cash Equivalents to Borrower or any Subsidiary Guarantor. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Intermediate Holdings, the Borrower or any Subsidiary in respect of such Investment.

Section 6.05 Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.06;

(b) acquisitions in compliance with Section 6.04;

(c) (i) any Subsidiary that is a Non-Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is a Non-Loan Party and (ii) any Company may merge, amalgamate or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger, amalgamation or consolidation involving Borrower, and a Subsidiary Guarantor is the surviving person in the case of any merger, amalgamation or consolidation involving a Subsidiary Guarantor and a Subsidiary that is not a Loan Party); provided, that in the case of this clause (ii), the Lien on and security interest in such property granted or to be granted in favor of Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and

(d) subject to compliance with the provisions of Section 5.12, any Subsidiary may change its form, dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents and the ABL Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

Section 6.06 Asset Sales.

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) (i) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business, (ii) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business and (iii) the abandonment or other disposition of property (including, without limitation, Intellectual Property) that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales at fair market value; provided that Intermediate Holdings, the Borrower or any Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that (i) for the purposes of this clause (b), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, Borrower or any Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (x) are assumed by the transferee with respect to the applicable Asset Sale or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Subsidiaries) and, in each case, for which Holdings, Borrower or any Subsidiary shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by Holdings, Borrower or any Subsidiary from such transferee that are converted by Intermediate Holdings, Borrower or any Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale, and (C) aggregate non-cash consideration received by Holdings, Borrower or any Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed the greater of $5,000,000 and 1.80% of Total Assets as determined at the time of such Asset Sale (net of any non-cash consideration converted into cash and Cash Equivalents) and (ii) the Net Cash Proceeds received by Holdings, Borrower or any Subsidiary from Asset Sales made pursuant to this Section 6.06(b) shall be applied to prepay Loans if required by Section 2.10(b)(ii);

(c) Leases or licenses of real or personal or intellectual property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) Asset Sales in connection with Sale and Leaseback Transactions permitted under Sections 6.01(i) and (n);

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) Dispositions of property to the Borrower or any Subsidiary; provided that if the transferor of such property is a Loan Party the transferee thereof must be a Loan Party;

(j) Dispositions of Cash Equivalents;

(k) transfers of property subject to Casualty Events;

(l) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Subsidiaries that is not in contravention of Section 6.12;

(m) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(p) the unwinding of any Hedging Agreement.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions reasonably requested in order to effect the foregoing.

Section 6.07 Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Subsidiary to Borrower or any other Subsidiary (and, in the case of Dividends by a non-wholly owned Subsidiary, to the Borrower and any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Any Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock not otherwise permitted by Section 6.01) of such person;

(c) payments to Intermediate Holdings to permit Intermediate Holdings to make payments to Pubco or any other direct or indirect parent entity of Intermediate Holdings, and the subsequent use of such payments by Pubco or any other such direct or indirect parent of Intermediate Holdings, to repurchase or redeem Qualified Capital Stock of Intermediate Holdings or any other such direct or indirect parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service or pay interest in respect of Holdings Employee Notes and to pay withholding or similar tax payments that are expected to be payable in connection therewith; provided that the aggregate cash consideration paid for all such redemptions and payments of any kind or nature shall not exceed, in any fiscal year, the sum of (x) the greater of $6,000,000 and 2.20% of Total Assets (as determined at the time of such Dividend) (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year but not to any fiscal year thereafter), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (c); provided, further, that such amount may further be increased by an amount not to exceed the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the Effective Date of Qualified Capital Stock of Intermediate Holdings or any other direct or indirect parent of Intermediate Holdings to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this clause (c);

(d) direct or indirect payments, Dividends or distributions to Intermediate Holdings in an amount sufficient for Intermediate Holdings to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings to pay, (A) franchise taxes and other fees required to maintain the legal existence of Intermediate Holdings (and any direct or indirect parent thereof) and (B) out-of-pocket legal, accounting and filing costs and other expenses and obligations in the ordinary course of business, or otherwise arising pursuant to arrangements related to the IPO or in connection with the IPO, of Intermediate Holdings (and any direct or indirect parent thereof), including overhead but excluding obligations payable to a party to the Tax Receivable Agreements pursuant to such Tax Receivable Agreements (but, for clarity, Pubco may make payments to any such party pursuant to the Tax Receivable Agreements with amounts received directly or indirectly pursuant to the other clauses of this Section 6.07);

(e) Permitted Tax Distributions;

(f) For so long as Borrower is classified as a corporation for U.S. federal income tax purposes, direct or indirect payments Dividends or distributions to Intermediate Holdings in order to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings to pay, the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Intermediate Holdings (or such direct or indirect parent of Intermediate Holdings) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group, reduced by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(g) Payments to Intermediate Holdings to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings (including Holdings and Pubco) to pay, costs and expenses incurred by it in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(h) Dividends in an amount not to exceed the Cumulative Credit; provided that, at the time any such Dividend is paid and solely with respect to clause (a)(ii) of the definition of Cumulative Credit, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Total Net Leverage Ratio, immediately after giving effect to such payment on a Pro Forma Basis, will not exceed 3.00 to 1.00; and

(i) Dividends in an aggregate amount not to exceed the greater of (x) $10,000,000 and (y) 3.60% of Total Assets as determined at the time of such Dividend.

(j) To the extent constituting Dividends, the Borrower (or any direct or indirect parent thereof) and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.05 or 6.08 (other than Section 6.08(a));

(k) Repurchases of Equity Interests in the Borrower, any direct or indirect parent of the Borrower or any Subsidiary of the Borrower (or Dividends to permit any direct or indirect parent, including Pubco, to repurchase Equity Interests) deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards;

(l) Dividends to any direct or indirect parent of the Borrower:

(i) to finance any Investments permitted under Section 6.04 and other Investments that would be permitted to be made pursuant to this Section 6.07 and Section 6.08 if made by the Borrower; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Subsidiaries or (2) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired in order to consummate such Permitted Acquisition or Investment into the Borrower or its Subsidiaries, in each case, in accordance with the requirements of Sections 5.10 and 5.11;

(ii) the proceeds of which (A) shall be used to pay salary, commissions, bonus and other benefits payable to and indemnities provided on behalf of officers, employees, directors and members of management of Holdings or any other direct or indirect parent company of the Borrower and any payroll social security or similar taxes thereof to the extent such salaries, commissions, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries or (B) shall be used to make payments permitted under Sections 6.08(d) and (l) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary);

(iii) the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Subsidiaries; and

(iv) to (x) redeem, repurchase, retire or otherwise acquire any (A) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) Equity Interests of any direct or indirect parent of the Borrower, including Pubco, in the case of each of subclause (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent of the Borrower, including Pubco, to the extent contributed to the capital of the Borrower or any Subsidiary (“Refunding Capital Stock”) and (y) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(m) additional Dividends in an aggregate amount per annum not to exceed an amount equal to 6% of the net proceeds received by (or contributed to) the Borrower and its Subsidiaries from the IPO or other qualified public offering; and

(n) Dividends the proceeds of which will be used to pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or the exercise or settlement of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower (or its direct or indirect parent, including Pubco);

It is understood that any Dividend to Holdings or any direct or indirect parent of Holdings expressly permitted above may be made via a Dividend or distribution to Intermediate Holdings, to then be made to Holdings or, directly or directly through subsequent Dividends, such parent of Holdings.

Section 6.08 Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiaries), other than any transaction or series of related transactions on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.07;

(b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Section 6.01, 6.04 or 6.05;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d) payments to the Sponsors and their Affiliates under any Management and Monitoring Agreement;

(e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(f) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which has been disclosed to the Lenders as in effect on the Effective Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.08(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Effective Date;

(g) sales of Qualified Capital Stock of any direct or indirect parent of the Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of any direct or indirect parent of the Borrower;

(i) any agreement in effect on the Effective Date and disclosed in Schedule 6.08(i) or as thereafter amended or replaced, as long as such amendment or replacement agreement is not materially adverse, as reasonably determined by Administrative Agent, to the interests of Borrower, any other Company, or Secured Parties in any respect, than such agreement as it was in effect on the Effective Date;

(j) the issuance of Equity Interests or equity-based awards to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Borrower in connection with the Transactions;

(k) transactions by Intermediate Holdings and its Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VI;

(l) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of, Holdings, the Borrower and its Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(m) transactions in which the Borrower or any of its Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view; and

(n) employment, consulting and severance arrangements between Intermediate Holdings and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business.

Section 6.09 Reserved.

Section 6.10 Prepayments of Other Indebtedness; Modifications of Junior Financing Documentation.

(a) Directly or indirectly prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any (x) Indebtedness that is unsecured or subject to a Lien subordinated to the Lien securing the Obligations hereunder and, in either case, is Incremental Equivalent Debt, Indebtedness incurred in a Permitted Refinancing of any Incremental Equivalent Debt or Indebtedness incurred pursuant to Section 6.01(o) or 6.01(p)(i)(B), (y) Subordinated Indebtedness or (z) other Indebtedness for borrowed money of a Loan Party that is subordinated to the Obligations expressly by its terms (other than Indebtedness among Holdings, the Borrower and its Subsidiaries) (collectively, “Junior Financing”), except (i) any Permitted Refinancing, to the extent not required to prepay any Loans pursuant to Section 2.10(b), (ii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Capital Stock) of the Borrower or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any of its Subsidiaries owed to the Borrower or any other Loan Party and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A) the greater of $10,000,000 and 3.60% of Total Assets, plus (B) the Cumulative Credit at such time.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation in respect of any Junior Financing without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Section 6.11 Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) prior to the Closing Date, the Existing Notes, (iv) the ABL Facility Documents (and any Permitted Refinancing thereof); (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (vi) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vii) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (viii) restrictions contained in any documents governing any Indebtedness incurred after the Effective Date, which is expressly permitted to be incurred under this Agreement which are not more restrictive in any material respect than those contained in the ABL Facility Documents (and any Permitted Refinancing thereof); (ix) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (x) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (xi) without affecting the Loan Parties’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (xii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xiii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xiv) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xv) agreements governing any Incremental Equivalent Debt (and any Permitted Refinancing thereof); (xvi) agreements governing any Refinancing Equivalent Debt (and any Permitted Refinancing thereof) or (xvii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.11; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.12 Business.

(a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Intermediate Holdings and the General Partner of Intermediate Holdings, (ii) obligations under the Loan Documents, the ABL Facility Documents, any other obligations that are non-recourse to the Loan Parties and, in each case, refinancings and replacements thereof, (iii) the issuance of Holdings Employee Notes and permitted payments thereunder, (iv) obligations under its limited partnership agreement and (v) activities, properties and liabilities incidental to the foregoing clauses (i), (ii), (iii) and (iv).

(b) With respect to Intermediate Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Borrower, (ii) obligations under the Loan Documents, the ABL Facility and its limited partnership agreement and, in each case, refinancings and replacements thereof, (iii) the issuance of Holdings Employee Notes and permitted payments thereunder, and (iv) activities, properties and liabilities incidental to the foregoing clauses (i), (ii), (iii) and (iv).

(c) With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses which Borrower and its Subsidiaries are engaged on the Effective Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

Section 6.13 Fiscal Year.

Make any change in its fiscal year; provided, however, that Intermediate Holdings or the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.14 No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) prior to the Closing Date, the Existing Note Documents; (4) the ABL Facility Documents (and any Permitted Refinancing thereof); (5) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (6) any “equal and ratable” clause in any unsecured debt permitted under Section 6.01 and (7) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) consists of customary provisions restricting assignment of any agreement entered into by a Loan Party in the ordinary course of business consistent with its historic business practices, (f) agreements governing any Incremental Equivalent Debt (and any Permitted Refinancing thereof), (g) agreements governing any Refinancing Equivalent Debt (and any Permitted Refinancing thereof) or (h) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.14; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.15 Canadian Pension Plans.

(a) Establish, commence participation in, commence contributing to, terminate (in whole or in part) or assume any liability under any Canadian Defined Benefit Plan, or withdraw from participation in any “multi-unit pension plan”, as such term is defined in the Pension Benefits Act (Manitoba) or any similar plan under pension standards legislation in another jurisdiction in Canada, without the prior consent of the Administrative Agent.

(b) Fail to pay or remit in a timely manner all contributions and premiums required to be paid or remitted to or under any Canadian Pension Plan, except where such failure could not reasonably be expected to result in a material liability of any Loan Party or any Subsidiary.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee.

The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Hedging Agreement entered into with a counterparty that is a Secured Party, except for Excluded Hedging Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional.

The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement.

The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, such Guarantor shall become an Excluded Subsidiary or all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or another Loan Party, such Excluded Subsidiary or Transferred Guarantor (as the case may be) shall, upon the consummation of such change of status or sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that such Guarantor is also released from its obligations under the ABL Facility Documents on the same terms.

Section 7.10 Right of Contribution.

Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 7.11 Interest Act (Canada).

For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

Section 7.12 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment and satisfaction in fully in cash of all Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.12 constitute, and this Section 7.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.13 Effectiveness of Guarantee.

Notwithstanding anything to the contrary, the provisions of this Article VII shall only be effective on and after the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation, warranty, statement or information contained in any report, certificate,

financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.02(a) or (solely with respect to the Borrower) 5.03(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from Administrative Agent to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time; provided that, (x) in the case of Hedging Obligations, the amount counted for this purpose shall be the Hedging Termination Value at such time, (y) the occurrence and continuation of an Event of Default under, and as defined in, the ABL Credit Agreement (other than a payment or bankruptcy Event of Default under, and as defined in, the ABL Credit Agreement) shall not constitute an Event of Default under this Agreement until the earliest of (1) 60 consecutive days after the date of any such Event of Default under, and as defined in, the ABL Credit Agreement (during which period such Event of Default under, and as defined in, the ABL Credit Agreement is not waived or cured), (2) the acceleration of the obligations under the ABL Facility or (3) the exercise of secured creditor remedies by the agent and/or lenders under the ABL Facility as a result of such Event of Default under, and as defined in, the ABL Credit Agreement and (z) clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Intermediate Holdings, the Borrower or any Significant Subsidiary or of a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation); (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator, liquidator or similar official for Intermediate Holdings, the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary; or (iii) the winding-up or liquidation (except as permitted by Section 6.05(d)) of Intermediate Holdings, the Borrower or any Significant Subsidiary, or seeking the dissolution, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of any Canadian Guarantor (solely to the extent constituting a Significant Subsidiary) or its debts or any other relief under federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up (except as permitted by Section 6.05(d)), insolvency, reorganization, receivership, plans of arrangement for relief or protection of debtors; and such proceeding, application or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Intermediate Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding, make any application or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)); (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, application or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings, the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted by Section 6.05(d)) or, in the case of any Canadian Guarantor (solely to the extent constituting a Significant Subsidiary), institutes any proceeding seeking to adjudicate it an insolvent, or seeks dissolution, reorganization, compromise, arrangement, adjudication, protection, moratorium, relief, stay of proceedings of creditors generally for any class of creditors, or composition of it or its debts or any other relief under federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up (except as permitted by Section 6.05(d)), insolvency, reorganization, receivership, plans of arrangement for relief or protection of debtors;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document representing a material portion of the Collateral shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document with respect to such Collateral (including a perfected first priority security interest in and Lien on all such Collateral, subject to Permitted Collateral Liens (and except as otherwise expressly provided in such Security Document)) in favor of Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on such Collateral, subject to Permitted Collateral Liens;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control; or

(n) one or more Canadian Pension Events shall have occurred that could reasonably be expected to result in liability of any Company and its Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to Intermediate Holdings, Borrower or the General Partner described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, to the extent such event is continuing after the Closing Date and after giving effect to the application of proceeds of the Initial Loans in connection with the Retirement of the Existing Notes, Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Intermediate Holdings, Borrower or the General Partner described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02 Application of Proceeds.

The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith and all amounts for which Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations;

(d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Royal Bank, to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Without prejudice to the foregoing, each of the Secured Parties hereby irrevocably designates and appoints Administrative Agent (in such capacity, the “Quebec Collateral Agent”) as the person holding the power of attorney (fondé de pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by each Canadian Guarantor granting a Lien on any Property (other than Excluded Property) located in the Province of Quebec and to exercise such powers and duties which are conferred thereupon under such deed. Each of the Secured Parties hereby additionally irrevocably designates and appoints the Quebec Collateral Agent as agent, custodian and depository for and on behalf of the Secured Parties (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec) or any other Requirements of Law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Canadian Guarantor under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (a) the Quebec Collateral Agent as agent, custodian and depository for and on behalf of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Secured Parties for and on behalf of whom the Bond is so held from time to time, and (b) each of the Secured Parties will be entitled to the benefits of any Canadian Collateral charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Canadian Collateral. The Quebec Collateral Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Quebec Collateral Agent with respect to the Canadian Collateral charged under the Deed of Hypothec and Pledge, any other Requirements of Law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Quebec Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, the Secured Parties and/or the Canadian Guarantors.

(c) The provisions of this Article IX (other than Section 9.06 and Section 9.10) are solely for the benefit of Administrative Agent, Collateral Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to each Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that Administrative Agent may use an outside service provider for the tracking of all UCC and PPSA financing statements required to be filed pursuant to the Loan Documents and notification to Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider shall not be deemed to be acting at the request or on behalf of any Agent. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 9.04 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

Section 9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including a sub-agent which is a non-U.S. affiliate of such Agent; provided, that such sub-agent is a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.06 Resignation of Agent.

Each Agent may at any time upon 30 days’ advance written notice give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, in each case, that such successor is a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Withholding Tax.

To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent or a Lender hereunder.

Section 9.10 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

Section 9.11 Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent obligations not then due and payable and (y) Hedging Obligations that are Secured Obligations for which arrangements reasonably satisfactory to the Secured Party that is a counterparty thereto have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c) or Section 6.02(q); and

(c) release any Guarantor from its obligations under its Guarantee in accordance with Section 7.09.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to Section 7.09 and this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to Borrower at:

c/o Norcraft Companies, L.P.

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

Attention: Chief Financial Officer

Telecopy No.: (651) 234-3398

with a copy to:

Apax Partners, L.P.

45 Park Avenue

New York, NY 10022

Attention: David Kim

Telecopy: (212) 319-6155

and to:

c/o KarpReilly LLC

104 Field Point Road, 2nd Floor

Greenwich, Connecticut 06830

Attention: Chris Reilly, Co-Founder

Telecopy No.: (203) 504-9912

and to:

c/o Trimaran Capital Partners, LLC

425 Lexington Avenue, 3rd Floor

New York, New York 10017

Attention: Jay Bloom, Managing Partner

Telecopy No.: (212) 885-4350

and to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Sunil W. Savkar

Telecopy No.: (646) 728-1533

(ii) if to Administrative Agent or Collateral Agent, to it at:

Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention – Manager, Agency Services

Telecopy No.: (416) 842-4023

with a copy to:

Paul Hastings LLP

75 East 55th Street, New York, NY 10022

Attention: Michael Baker

Telecopy No.: (212) 230-7701

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its signature in this Agreement or in its Assignment and Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower and the Agents.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to Administrative Agent at ann.hurley@rbccm.com or at such other email address(es) provided to Borrower from time to time or in such other form as Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent, as the case may be, shall require.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by Administrative Agent at its email address(es) set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Loan Documents.

(c) Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d) Public/Private. Each Loan Party hereby authorizes Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that any Loan Party identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of its respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information). Each Lender agrees to notify Administrative Agent in writing from time to time of such Lender’s designee’s email address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent, Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon including any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable with respect to any Loan, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest, premium or fees payable with respect to any Loan or (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)) with respect to any Loan in any case, without the written consent of each Lender directly affected thereby;

(iv) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(vi) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender affected thereby, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(vii) (1) waive any condition set forth in Section 4.03 as to any Credit Extension as to one or more Classes of Loans or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Class of Loans and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Class or Classes of Loans (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class) (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments or Refinancing Commitments shall be subject to clause (viii) below); provided, however, that the waivers described in this clause (vii) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such Class or Classes and (y) in the case of any waiver that otherwise would be subject to clause (i), (ii), (iii), (iv), (v) or (vi) above, each Lender or each directly affected Lender (as specified in clause (i), (ii), (iii), (iv), (v) or (vi) above) under the applicable Class or Classes of Loans; or

(viii) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.17 or 2.18 with respect to Incremental Loans and the rate of interest applicable thereto or Refinancing Loans) which directly affects Lenders of one or more Incremental Loans or Refinancing Loans, as the case may be, and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Incremental Loans or Refinancing Loans, as the case may be (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class ); provided, however, that the waivers described in this clause (viii) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such applicable Incremental Loans or Refinancing Loans and (y) in the case of any waiver that otherwise would be subject to clause (i), (ii), (iii), (iv), (v) or (vi) above, each Lender or each directly affected Lender (as specified in clause (i), (ii), (iii), (iv), (v) or (vi) above) under the applicable Class or Classes of Incremental Loans or Refinancing Loans;

provided, further, that no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, subordinated Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt (or, in each case, a Senior Representative with respect thereto), as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, any such Subordination Agreement or any such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Neither Holdings nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.

Notwithstanding anything to the contrary herein:

(I) No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b).

(II) If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

(III) Any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

(IV) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(V) This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Term Loans, (b) the All-In Yield with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the All-In Yield for such Replaced Term Loans (or similar interest rate spread applicable to such Replaced Term Loans) immediately prior to such refinancing unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Replaced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Replaced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.02 to the contrary.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section10.02(b), the consent of the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent and/or Collateral Agent, including one local counsel in any relevant jurisdiction material to the interests of the Lenders taken as a whole and counsel otherwise obtained with the Borrower’s consent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, including in connection with any Default or an Event of Default to enforce any provision of the Loan Documents and any exercise of remedies; (ii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent, any Lender (including the fees, charges and disbursements of counsel for Administrative Agent, Collateral Agent, any Lender; provided that Borrower shall only be required to pay fees, charges and disbursements of one counsel for Administrative Agent and the Lenders taken as a whole, and if necessary, one local counsel of the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction for each group of affected Lenders similarly situated taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Collateral Agent (and any sub-agent thereof) each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole)) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay in cash in full any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to Administrative Agent (or any sub-agent thereof), Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Collateral Agent (or any sub-agent thereof). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. In addition, Borrower, its Subsidiaries and Affiliates shall not have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date) (other than in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto).

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor; provided, however, that an Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.03.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 6.05) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.04(b) (such an Assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.04(k), (B) in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 10.04(l), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.04(o), (ii) by way of participation in accordance with the provisions of Section 10.04(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.04(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or a Disqualified Institution (unless, in the case of a Disqualified Institution, otherwise agreed by the Borrower in its sole discretion and without giving effect to any provision providing for deemed consent by the Borrower) or (iii) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.10(a)(ii) or Section 10.04(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, except in connection with a proposed assignment to any Person listed on the Disqualified Institutions List or an Affiliate of a Person listed on the Disqualified Institutions List) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) other than with respect to any proposed assignment to any Person that is listed on the Disqualified Institutions List, if an Event of Default under Section 8.01(a) or (b) or, solely with respect to the Borrower, Section 8.01(g) or (h) has occurred and is continuing, to any Assignee or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.04(k), Section 10.04(l) or Section 10.04(o); provided that, other than with respect to any proposed assignment to any Person that is listed on the Disqualified Institutions List, the Borrower shall be deemed to have consented to any such assignment of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(k), Section 10.04(l) or Section 10.04(o).

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable law, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent, or any other party hereto so long as such Lender complies with the requirements of Section 10.04(b)(ii).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 and shall be in increments of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; and

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.04(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2)

the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.04(k) or Section 10.04(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.04(d) and Section 2.04 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders.

(e) Any Lender may at any time sell participations to any Person (other than a natural person, a Disqualified Institution, an Affiliate of a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (v) of the first proviso to Section 10.02(b) that requires the affirmative vote of such Lender. Subject to Section 10.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections applying to each Participant as if it were a Lender) and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant or SPC requesting payment from the Borrower or seeking to exercise its rights under Section 10.08 shall be available for inspection by the Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with (and does comply with) Section 2.15(e) as though it were a Lender.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 2.12, 2.13 and 2.15 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except, in the case of Section 2.15, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower as such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the

Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Reserved.

(k) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.10(a)(ii) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii) each Affiliated Lender that purchases any Loans pursuant to clause (x) above shall represent and warrant to the selling Lender (other than any other Affiliated Lender), or shall make a statement that such representation cannot be made, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information);

(iv) the aggregate principal amount of Loans held at any one time by Sponsors and Non-Debt Fund Affiliates shall not exceed 25% of the original principal amount of all Loans at such time outstanding; (such percentage, the “Sponsor Loan Cap”); provided that to the extent any assignment to any Sponsor or Non-Debt Fund Affiliate would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Sponsor Loan Cap, the assignment of such excess amount will be void ab initio; and

(v) as a condition to each assignment pursuant to this clause (k), the Administrative Agent and the Borrower shall have been provided a notice in the form of Exhibit G to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such.

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans pursuant to this subsection (k) may, in its sole discretion, contribute, directly or indirectly, principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguished such Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit AA.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to Holdings or the Borrowers through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.10(a)(ii) or (y) notwithstanding Section 2.14 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, further, that:

(i) if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower;

(ii) (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register; and

(iii) purchases of Loans shall not be funded with the proceeds of borrowings under the ABL Facility.

(m) Notwithstanding anything in Section 10.02 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders (in respect of a Class of Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.04(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, Required Class Lenders (in respect of a Class of Loans) or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Affiliated Lender, deprive any Affiliated Lender of its Pro Rata Share of any payment to which all Lenders of the applicable Class of Loans are entitled or affect an Affiliated Lender in a manner that is disproportionately adverse in a material respect to the effect on any Lender of the same Class of Loans.

(n) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(o) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.04(m) or (n), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.10(a)(ii) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate and without regard to whether a Default or an Event of Default has occurred and is continuing) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans and Commitments held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Loans and Commitments of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.02.

(p) The aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), the Borrower pursuant to Section 10.04(k) or (l) and each principal repayment installment with respect to the Loans of such Class pursuant to Section 2.04(a) shall be reduced pro rata by the par value of the aggregate principal amount of Loans so purchased or contributed (and subsequently cancelled), with such reduction being applied solely to the Loans of the Lenders which sold such Loans.

Section 10.05 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14 and 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of the Borrower and each of the Lenders parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party and each other party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction in the courts of any jurisdiction in connection with the exercise of any rights under any Security Document.

(c) Venue. Each Loan Party and each other party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality.

Each of Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any

Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice and Customer Verification.

Each Lender that is subject to the USA PATRIOT Act and PCTFA and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act and PCTFA, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or Administrative Agent, as applicable, to verify the identity of each Loan Party. This notice is given in accordance with the requirements of the USA PATRIOT Act and PCTFA and is effective as to the Lenders and Administrative Agent.

Section 10.14 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Intercreditor Agreement.

The Administrative Agent and the Collateral Agent are authorized to enter into the ABL Intercreditor Agreement, and the parties hereto acknowledge that the ABL Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the ABL Priority Collateral (as such term is defined in the ABL Intercreditor Agreement) securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the ABL Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the ABL Secured Parties (as such term is defined in the ABL Intercreditor Agreement) to extend credit to the Borrower and such ABL Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement. Each Lender, by its execution and delivery of this Agreement and its making of the Initial Loans on the Closing Date, hereby (i) confirms its agreement to the foregoing provisions of this Section 10.15 and (ii) agrees to be bound by the terms of the ABL Intercreditor Agreement as a “Term Secured Party” (as such term is defined in the ABL Intercreditor Agreement).

Section 10.16 Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties, in the case of each of the foregoing clauses (a) through (f), other than in connection with the payment in full of the Obligations (other than contingent obligations not then due and payable and Hedging Obligations that are Secured Obligations for which arrangements reasonably satisfactory to the Secured Party that is a counterparty thereto have been made) and termination of the Commitments.

Section 10.17 Judgment Currency.

Each Loan Party shall make payment relative to any Obligations in the currency (the “Original Currency”) in which such Loan Party is required to pay such Obligations. If any Loan Party makes payment relative to any Obligations in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of such Obligations only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase in Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligations, the applicable Loan Party shall indemnify and save the Secured Parties harmless from and against any loss or damage arising as a result of such deficiency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:	/Leigh Ginter/
	Name:	Leigh Ginter
	Title:	Secretary and Chief Financial Officer

[Signature Pages – Norcraft Credit Agreement]

ROYAL BANK OF CANADA, Administrative Agent and Collateral Agent,

By:	/Ann Hurley/
	Name:	Ann Hurley
	Title:	Manager

[Signature Pages – Norcraft Credit Agreement]

ROYAL BANK OF CANADA, as a Lender,

By:	/Ian C. Blaker/
	Name:	Ian C. Blaker
	Title:	Authorized Signatory

[Signature Pages – Norcraft Credit Agreement]

EXHIBIT A

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Operative Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Operative Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:		[1]

3. Borrower:	Norcraft Companies, L.P.

4. Administrative Agent:	Royal Bank of Canada, as the Administrative Agent under the Credit Agreement.

5. Credit Agreement: The Credit Agreement dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and

[1]	Indicate if Debt Fund Affiliate.

joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Loans for all Lenders[3]	Amount of Loans Assigned[4]	Percentage Assigned of Loans[5]		CUSIP Number
	$	$		%

Operative Date:             , 20     (the “Operative Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE OPERATIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]6

[Signature Page Follows]

[2]	Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans”, “Refinancing Loans”, “Extended Loans”, etc.).
[3]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Operative Date.
[4]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 25% of the original principal amount of all Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.
[5]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[6]	This date may not be fewer than 5 Business Days after the date of the assignment unless the Administrative Agent agrees.

The terms set forth in this Assignment and Assumption are hereby agreed to by:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Name:
Title:

[ASSIGNEE ADDRESS]
[ASSIGNEE TELECOPY]

[Consented to and]1 Accepted:

ROYAL BANK OF CANADA,

as Administrative Agent

By:
Name:
Title:

[NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:][2]

[1]	Insert if Assignment and Assumption requires consent
[2]	Insert if consent of Borrower is required.

ANNEX 1

TO AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

NORCRAFT COMPANIES, L.P.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be an assignee under Section 10.04 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Operative Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, the signature page to the Assignment and Assumption accurately sets forth the contact address and telecopy number for the Assignee, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Operative Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee1; and (b) agrees that (i) it will, independently and without reliance on the Administrative

[1]	Only in the case of a Dutch auction or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.10(a)(ii), pursuant to Section 10.04(k)(x) of the Credit Agreement, if the Assignee can make such representation, the following should be inserted:

“and (viii) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)”

Footnote continued on next page.

Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.2

2. Payments. From and after the Operative Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Operative Date and to the Assignee for amounts that have accrued from and after the Operative Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the laws of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

Footnote continued from pervious page.

[2]	If, in the case of a Dutch auction or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.10(a)(ii), pursuant to Section 10.04(k)(x) of the Credit Agreement, the Assignee cannot make the representation specified in the previous footnote, then the following text should be inserted here:

“The Assignee cannot represent at this time that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).”

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Operative Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Operative Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Norcraft Companies, L.P.

4. Administrative Agent:	Royal Bank of Canada, as the Administrative Agent under the Credit Agreement.

5. Credit Agreement: The Credit Agreement dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders,

[1]	Select as applicable.

RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Loans for all Lenders[3]	Amount of Loans Assigned	Percentage Assigned of Loans[4]		CUSIP Number
	$	$		%

Operative Date:             , 20     (the “Operative Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE OPERATIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]5

[Signature Page Follows]

[2]	Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans”, “Refinancing Loans”, “Extended Loans”, etc.).
[3]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Operative Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[5]	This date may not be fewer than 5 Business Days after the date of the assignment unless the Administrative Agent agrees.

The terms set forth in this Assignment and Assumption are hereby agreed to by:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Name:
Title:

[ASSIGNEE ADDRESS]
[ASSIGNEE TELECOPY]

[Consented to and]16 Accepted:

ROYAL BANK OF CANADA,

as Administrative Agent

By:
Name:
Title:

[NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:][17]

[16]	Insert if Assignment and Assumption requires consent
[17]	Insert if consent of Borrower is required.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

NORCRAFT COMPANIES, L.P.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Operative Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, the signature page to the Assignment and Assumption accurately sets forth the contact address and telecopy number for the Assignee, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Operative Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Operative Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Operative Date and to the Assignee for amounts that have accrued from and after the Operative Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the laws of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

Royal Bank of Canada,

as Administrative Agent

[ADDRESS]

Re: Norcraft Companies, L.P.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Category of Loan		[18]

(B)	Principal amount of Borrowing[19]

(C)	Date of Borrowing (which is a Business Day)

(D)	Type of Borrowing	[ABR Loan] [Eurodollar Loan]

[18]	Specify “Initial Loans”, “Refinancing Loans”, “Extended Loans”, “Incremental Loans”, etc.
[19]	Loans must be (i) an integral multiple of $100,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

[(E)	Interest Period[20]		][21]

(F)	Location and number of Borrower’s account with Royal Bank of Canada to which funds will be disbursed	Account No.

Borrower hereby represents and warrants that the conditions contained in Sections 4.03(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[20]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.
[21]	To be included for Eurodollar Loans.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:

Name:

Title:

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE1

[Date]

Reference is made to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the other Loan Parties party thereto, the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 5.01(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower or the general partner of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of Pubco for the fiscal year ended [                    ], and related consolidated statements of comprehensive income, cash flows and stockholders’ or members’ equity for such fiscal year[, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year,]2 and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a report and opinion of Grant Thornton LLP or another independently registered public accounting firm of recognized national standing (which report and opinion (A) shall be prepared in accordance with generally accepted auditing standards and (B) shall not be qualified as to scope or contain any “going concern” or like qualification or exception, except for a going concern statement that is due to the impending maturity of any Indebtedness), (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal year, as compared to budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year.]34

2. [Attached hereto as Exhibit A is a consolidated balance sheet of Pubco as at the end of the fiscal quarter ended [                    ], and related consolidated statements of comprehensive

[1]	The schedules attached to this Exhibit D shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Credit Agreement. Notwithstanding the foregoing, in the event of any discrepancy between any schedule attached to this Exhibit D and the corresponding terms of the Credit Agreement, the corresponding terms of the Credit Agreement shall replace such schedule mutatis mutandis.
[2]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2014.
[3]	To be included if accompanying annual financial statements only.
[4]	The requirements of Section 1. of this Exhibit shall be deemed to be satisfied by the filing of a Form 10-K by Pubco.

income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year [, in comparative form with the consolidated statements of comprehensive income and cash flows for the comparable periods in the previous fiscal year,]5 and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Pubco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to budgeted amounts.]67

3. [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 5.01(d) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.]8

4. [[Except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5. [Attached hereto as Schedule 1 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]9

6. [Attached hereto as Exhibit C are unaudited consolidating financial information that explains in reasonable detail the differences between the information relating to Pubco, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.]10

[5]	To be included in quarterly compliance certificates for any fiscal year ending after December 31, 2013.
[6]	To be included if accompanying quarterly financial statements only, beginning with the quarter ending March 31, 2014.
[7]	The requirements of Section 2 of this Exhibit shall be deemed to be satisfied by the filing of a Form 10-Q by Pubco.
[8]	To be included only in annual compliance certificate, beginning with the fiscal year ending December 31, 2014.
[9]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2014.
[10]	To be included in quarterly and annual compliance certificates for any fiscal year ending after December 31, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower or the general partner of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

NORCRAFT COMPANIES, L.P.

By: NORCRAFT GP, L.L.C., its general partner

By:

Name:

Title:

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income of the Borrower for such period,	$

	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,	$

	(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Asset Sales by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),	$

	(iv)	an amount equal to the aggregate net non-cash loss on any Asset Sale by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and	$

	(v)	cash receipts in respect of Hedging Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income.	$

(b)	minus, the sum, without duplication of:

	(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (m) of the definition of Consolidated Net Income,	$

	(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) Internally Generated Cash or (B) the proceeds of extensions of credit under the ABL Facility or any other revolving credit facility, in each case, of the Borrower or its Subsidiaries,	$

	(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower and its Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any	$

mandatory prepayment of Loans pursuant to Section 2.10(b) of the Credit Agreement to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) any prepayment of Loans pursuant to Section 2.10(a)(ii) of the Credit Agreement (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans)), but excluding (X) all other prepayments of Loans, (Y) all prepayments in respect of any revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of any Subordinated Indebtedness except to the extent permitted to be paid pursuant to Section 6.10 of the Credit Agreement) made during such period, in each case except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries,

(iv)	an amount equal to the sum of (A) the aggregate net non-cash gain on Asset Sales by the Borrower and its Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and (B) the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income,	$

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Asset Sales by the Borrower and its Subsidiaries completed during such period or the application of acquisition accounting),	$

(vi)	cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,	$

(vii)	without duplication of amounts deducted pursuant to clauses (xi) and (xv) below in prior fiscal years, the amount of Investments made pursuant to Sections 6.04(d), (g), (k), (p) and (r) of the Credit Agreement, and acquisitions made during such period to the extent that such Investments and acquisitions were financed with Internally Generated Cash,	$

(viii)	the amount of Dividends paid during such period pursuant to Sections 6.07(c), (d), (e), (f), (g), (h), (i), (l), (m) and (n) of the Credit Agreement in each case to the extent such Dividends were financed with Internally Generated Cash,	$

(ix)	the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries from Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,	$

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,	$

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,	$

(xii)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,	$

(xiii)	cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and	$

(xiv)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.	$

Excess Cash Flow (the sum of items (a)(i) through (v) minus the sum of items (b)(i) through (xiv))		$

EXHIBIT E

[FORM OF]

INTEREST ELECTION REQUEST

Royal Bank of Canada,

as Administrative Agent

[ADDRESS]

RE: NORCRAFT COMPANIES. L.P.

[Date]

Ladies and Gentlemen:

This Interest Election Request (this “Interest Election Request”) is delivered to you pursuant to Section 2.08 of the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Borrower hereby requests that on [                    ]32 (the “Operative Date”):

1. $[        ] of the presently outstanding principal amount of the Loans originally made on [                    ],

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3. be [converted into] [continued as]: [Eurodollar Loans having an Interest Period of [one] [two] [three] [six] [twelve] month(s)]33 [ABR Loans].

The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on the proposed Operative Date set forth above, both before and after giving effect thereto and to the application of the proceeds therefrom: the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement).

[SIGNATURE PAGE FOLLOWS]

[32]	Shall be a Business Day.
[33]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:

Name:

Title:

EXHIBIT F

[FORM OF]

JOINDER AGREEMENT

Reference is made to the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, certain Guarantors have entered or will enter into the Credit Agreement and the U.S. Security Agreement or the Canadian Security Agreement, as applicable, in order to induce the Lenders to make the Loans to the Borrower;

WHEREAS, [pursuant to Section 5.10(b) of the Credit Agreement, each Subsidiary, except for a Subsidiary expressly excluded by Section 5.10(b) of the Credit Agreement, that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement] [pursuant to Section 5.10(d) of the Credit Agreement the Borrower may designate any Excluded Subsidiary as a Subsidiary Guarantor]. The undersigned Subsidiary (the “New Guarantor”) is executing this Joinder Agreement (this “Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to maintain outstanding Loans and to continue to extend credit to the Borrower.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 5.10 of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or PDF shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G

AFFILIATED LENDER NOTICE

Royal Bank of Canada

[ADDRESS]

Re:	Credit Agreement, dated as of November 14, 2013, among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto (the “Credit Agreement”).

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.04(k)(v) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $        ,

(e) the aggregate amount of all Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[        ],

(f) it, in its capacity as a Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:

Name:

Title:

Phone Number:

Fax:

Email:

Date:

EXHIBIT H

[RESERVED]

EXHIBIT I

[Form of]

ABL INTERCREDITOR AGREEMENT

EXHIBIT J-1

[Form of]

U.S. MORTGAGE

EXHIBIT J-2

[Form of]

CANADIAN MORTGAGE

MORTGAGE Form 6.1

X	Mortgage	Encumbrance	Mortgage of Mortgage/Encumbrance

1.	MORTGAGOR(S)/GRANTOR(S) OF ENCUMBRANCE (Encumbrancee(s))
NORCRAFT CANADA CORPORATION 1980 Springfield Road, Winnipeg, Manitoba R2C 2Z2
see schedule

2.	LAND DESCRIPTION
PARCEL B PLAN 46013 WLTO IN NE 1⁄4 17-11-4 EPM
	TITLE NO.(S) 2214348/1 MORTGAGE/ENCUMBRANCE NO.(S)	see schedule

3.	ENCUMBRANCES, LIENS AND INTERESTS – The within document is subject to instrument number(s)
2225810/1, 3464623/1
see schedule

4.	MORTGAGEE(S)/ENCUMBRANCER(S) – (full legal name and address for service)
ROYAL BANK OF CANADA, 4th Floor, 20 King Street West, Toronto, Ontario, Canada M5H 1C4
see schedule

5.	TERMS
The following terms are incorporated herein:

	~~(a)~~	~~Standard Charge Mortgage Terms filed as Number Name:~~
	(b)	The terms and provisions attached hereto as schedule(s)	A

In this instrument, unless otherwise specified, “herein” means this instrument, all schedules to this instrument and the terms referred to in Boxes 5 and 6.

6.	PAYMENT PROVISIONS									see schedule		A

	(a)	Principal USD				(b)	Interest		(c)	Calculation
		amount $ 150,000,000					rate XX % per annum			period	XX
	(d)	Interest	Y	M	D	(e)	Payment		(f)	First	Y	M	D
		adjustment					date and	XX		payment
		date	XX	XX	XX		period			date	XX	XX	XX
	(g)	Last payment	Y	M	D	(h)	Amount of each payment
		date	XX	XX	XX		dollars $ XXXX
	(i)	Balance due	Y	M	D	(j)	Guarantee
		date	XX	XX	XX		mortgage

Additional provisions
		see schedule										A

7.	SIGNATURE OF MORTGAGOR(S)/ENCUMBRANCEE(S)			see schedule

	1.	Norcraft Canada Corporation is the owner of the Land.
	2.	As security for performance of all its obligations herein, Norcraft Canada Corporation hereby mortgages to the Mortgagee its interest in the Land.
	3.	Norcraft Canada Corporation promises to pay the principal amount and interest and all other charges and money hereby secured and to be bound by all the terms herein.
	4.	Norcraft Canada Corporation acknowledges receipt of a copy of this instrument and all of the terms herein.
	5.	I am of the age of majority. I am an Officer of Norcraft Canada Corporation and have authority to bind same.
	6.	The registration of this instrument does not contravene the provisions of The Farm Lands Ownership Act because the within Land is not farm land as defined in The Farm Lands Ownership Act.
	7.	The registration of this instrument does not contravene the provisions of The Homesteads Act because the within Land is not homestead property.
NORCRAFT CANADA CORPORATION

		Per:		201 / /
	witness signature	name: office:	signature	date (YYYY/MM/DD)

/ /
	witness signature	name:	signature	date (YYYY/MM/DD)
Prior to signing and witnessing this document, please carefully review the notices in Box 8.
Insert name, position and address of witness below signature. See subsection 72.5(5) of The Real Property Act.

8.	IMPORTANT NOTICES
WHO MAY BE A WITNESS to this document: Only those persons specified in section 72.7 of The Real Property Act may act as a witness to this document.
NOTICE TO WITNESSES: By signing as witness you confirm that the person whose signature you witnessed:

	1.	Is either personally known to you, or that their identity has been proven to you.
AND
	2.	That they have acknowledged to you that they:
(a) are the person named in this instrument;
(b) have attained the age of majority in Manitoba; and
(c) are authorized to execute this instrument.

By virtue of section 194 of The Real Property Act, any statement set out in this document and signed by the party making the statement has the same effect and validity as an oath, affidavit, affirmation or statutory declaration given pursuant to The Manitoba Evidence Act.

The Mortgage Act provides that the mortgagor can obtain free of charge, from the mortgagee, a statement of the debts secured by this mortgage once every 12 months, or as needed for pay off or sale.

SINGULAR INCLUDES PLURAL AND VICE VERSA WHERE APPLICABLE. In this document “I” or “me” is to be read as including all parties signing this document whether individual or corporate.

9.	SIGNATURE OF COVENANTOR(S)	see schedule

I acknowledge receipt of a copy of this instrument and all of the terms herein and I agree to perform my obligations herein.

/ /
witness signature Name: signature date (YYYY/MM/DD)

/ /
witness signature Name: signature date (YYYY/MM/DD)
10.	HOMESTEADS ACT CONSENT TO DISPOSITION AND ACKNOWLEDGEMENT
Note: For consent by widow(er) or surviving common-law partner, see section 22 of The Homesteads Act.
I, the spouse or common-law partner of the (mortgagor/encumbrancee), consent to the disposition of the homestead effected by this instrument and acknowledge that:
	1.	☐ I am the first spouse or common-law partner to acquire homestead rights in the property; or
☐ A previous spouse or common-law partner of the (mortgagor/encumbrancee) acquired homestead rights in the property but those rights have been released or terminated in accordance with The Homesteads Act.
	2.	I am aware that The Homesteads Act gives me a life estate in the homestead and that I have the right to prevent this disposition of the homestead by withholding my consent.
	3.	I am aware that the effect of this consent is to give up my life estate in the homestead to the extent necessary to give effect to this disposition.
	4.	I execute this consent apart from my spouse or common-law partner freely and voluntarily without any compulsion on the part of my spouse or common-law partner.

/ /
name of spouse or common-law partner signature of spouse or common-law partner date (YYYY/MM/DD)

/ /
name of witness signature of witness date (YYYY/MM/DD)

A Notary Public in and for the Province of Manitoba
A Commissioner for Oaths in and for the Province of Manitoba
My commission expires:
Or other person authorized to take affidavits under The Manitoba Evidence Act (specify):
11.	INSTRUMENT PRESENTED FOR REGISTRATION BY (include address, postal code, contact person and phone number)
Fillmore Riley LLP, Attn: Lionel J. Martens (204-957-8338) 1700 – 360 Main Street, Winnipeg, MB R3C 3Z3 File No. 411871-16/LJM

LAND TITLES OFFICE USE ONLY
SEE ATTACHED LETTER/FAX/ADDITIONAL EVIDENCE FOR BOX(ES)
Set for acceptance	☐	Fee
Examined by:	☐	Fee adjustment
Fees checked	☐	☐ Extra Fee	☐ Refund
Registration No.
/

SCHEDULE Form 16.1

ADDITIONAL INFORMATION	Page 1 of 13 pages

SCHEDULE A (insert letter)

TERMS, PAYMENT PROVISIONS AND ADDITIONAL PROVISIONS

This Schedule forms part of a	Mortgage	(insert instrument type),

dated	, 20	, (insert date of that instrument)

from	Norcraft Canada Corporation

to	Royal Bank of Canada

NORCRAFT CANADA CORPORATION

Per:	signature
Name:
Office:

I have the authority to bind the Corporation.

IMPORTANT NOTICES

By virtue of section 194 of The Real Property Act, any statement set out in this document and signed by the party making the statement has the same effect and validity as an oath, affidavit, affirmation or statutory declaration given pursuant to The Manitoba Evidence Act.

The date at the bottom of this schedule must be the same as the execution date of the instrument that it forms a part of.

SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 2 of 13 Pages

MORTGAGE TERMS

ARTICLE 1 - INTERPRETATION

1.01. Definitions. All terms used herein that are defined in the Act shall have the same meanings herein as in the Act except as expressly varied by this Mortgage. In this Mortgage:

(a)	“Act” means The Real Property Act R.S.M. 1988 C. R30 and amendments thereto;

(b)	“Business Day” has the meaning ascribed thereto in the Credit Agreement;

(c)	“Credit Agreement” means the Credit Agreement dated as of November , 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership, NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership, NORCRAFT CANADA CORPORATION, a Nova Scotia unlimited liability company, the Mortgagor hereunder, and the other Subsidiary Guarantors (such term and each other capitalized term used but not defined in this subsection (c) having the meaning given to it in Article I of the Credit Agreement), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners and documentation agent, ROYAL BANK OF CANADA, as syndication agent, as administrative agent and collateral agent, and includes any amendments, extensions, renewals, substitutions, supplements, replacements and restatements thereof or thereto;

(d)	“Default” has the meaning attributed to it in section 7.01;

(e)	“Encumbrances” means any encumbrance, lien, charge, hypothec, pledge, mortgage or any agreement capable of creating any of the foregoing affecting the Mortgaged Property;

(f)	“Improvements” means all improvements now or hereinafter on the Mortgaged Property including, without limitation, all buildings, fences, plant, machinery, fixtures, erections, furnaces, boilers, oil burners, stokers, refrigeration cabinets and equipment, gas and electric stoves, water heaters, electric light fixtures, window blinds, floor coverings, doors and windows, and air-conditioning, plumbing, cooling and heating equipment and all apparatus and equipment appurtenant thereto now or hereafter placed or installed or fixed on the Mortgaged Property;

(g)	“Indebtedness” means all obligations, debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, revolving or nonrevolving, otherwise secured or unsecured, joint or several, liquidated or unliquidated, disputed or undisputed, legal or equitable, due or to become due whether at stated maturity, by acceleration or otherwise, at any time owing by the Mortgagor to the Mortgagee or remaining unpaid by the Mortgagor to the Mortgagee heretofore or hereafter incurred or arising under or pursuant to any of the Credit Agreement and the other Loan Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in the Credit Agreement and the other Loan Documents), anywhere within or outside Canada, and whether the Mortgagor be bound alone or with another or others and whether as principal or surety or guarantor and any ultimate unpaid balance thereof and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again;

(h)	“Interest” means interest at the Interest Rate calculated and payable on the Indebtedness and such other amounts as provided in this Mortgage as well after as before maturity and both before and after default, demand and judgment;

(Name:                     , Office:                     ):

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SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 3 of 13 Pages

(i)	“Interest Rate” means the interest rate or interest rates prescribed by the Credit Agreement and the other Loan Documents, as the case may be, and any other instruments creating or evidencing the Indebtedness as described in the Credit Agreement and the other Loan Documents;

(j)	“Laws” means all applicable laws, statutes, rules, requirements, orders, directions, by laws, ordinances, work orders and regulations of every governmental authority and agency whether federal, provincial, municipal or otherwise, including, without limiting the generality of the foregoing, those dealing with zoning, use, occupancy, subdivision, parking, historical designations, fire, access, loading facilities, landscaped areas, pollution of the environment, toxic materials or other environmental hazards, building construction, public health and safety, and all private covenants and restrictions affecting the Mortgaged Property, or any portion thereof, directly or indirectly, present or future;

(k)	“Leases” means every present or future lease agreement made of the Mortgaged Property, or any part thereof;

(l)	“Loan Documents” has the meaning ascribed thereto in the Credit Agreement, and includes any amendments, extensions, renewals, substitutions, supplements, replacements and restatements thereof or thereto;

(m)	“Mortgage” means the mortgage of the Mortgaged Property made between the Mortgagor and the Mortgagee pursuant to the Act, comprised of the Mortgage Form, these terms and conditions and all other schedules attached to the Mortgage Form;

(n)	“Mortgage Form” means the document prescribed by regulation under the Act as Form 6.1 (or the latest prescribed version thereof) to which these terms and conditions have been attached, whereby the Mortgagor has granted a mortgage to the Mortgagee, and includes all schedules to such document;

(o)	“Mortgaged Property” means the land described in box 2 of the Mortgage Form (or in any schedule attached thereto) and includes all Improvements;

(p)	“Mortgagee” means the party or parties identified in box 4 of the Mortgage Form;

(q)	“Mortgagor” means the party or parties described as “Mortgagor” in box 1 of the Mortgage Form;

(r)	“Mortgagor’s Obligations” includes all fees, costs, charges, expenses and legal fees (between a solicitor and client) of or which may be incurred by the Mortgagee as a result of, arising out of, or in connection with, either directly or indirectly, this Mortgage, including, without limitation to the foregoing, the following:

(i)	reasonable charges for the Mortgagee, or its representatives, to inspect the Mortgaged Property, obtain an appraisal of the Mortgaged Property, negotiate this Mortgage, investigate title to the Mortgaged Property, prepare and register this Mortgage and other necessary instruments, take, recover, and keep possession of the Mortgaged Property and preparing a discharge of this Mortgage;

(ii)	all proceedings taken in connection with or to realize the monies hereby secured or in the enforcement of any right, power, remedy or purpose under this Mortgage, or any other collateral security held with respect thereto whether abortive or otherwise;

(Name:                     , Office:                     ):

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SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 4 of 13 Pages

(iii)	the enforcement of payment of the Indebtedness secured by this Mortgage, whether by way of court action, other legal process or otherwise;

(iv)	all costs, fees, charges and expenses recoverable by the Mortgagee under the Credit Agreement and the other Loan Documents;

(v)	any amounts deemed hereunder to be Mortgagor’s Obligations; and

(vi)	the defence of the interest of the Mortgagee in the Mortgaged Property against the claims of other persons, including any amount paid by the Mortgagee to redeem or discharge any Encumbrances, whether or not ranking in priority to this Mortgage;

(s)	“Permitted Encumbrances” means Permitted Collateral Liens for Mortgaged Property (as each such term is defined in the Credit Agreement);

(t)	“Principal” means the principal amount in lawful money of the United States of America set out in box 6(a) of the Mortgage Form;

(u)	“Receiver” means any person appointed by instrument in writing to be a receiver of the Mortgaged Property, or any part thereof, and of the Rents, which term shall include a receiver manager;

(v)	“Rents” means all rents, charges or other monies now due or payable or hereafter to become due and payable under the Leases;

(w)	“Taxes” means all taxes, rates, duties and other impositions whatsoever already charged or hereinafter to be charged by any authority on the Mortgaged Property and ail penalties and interest payable in connection therewith.

1.02. Sections and Headings. The division of this Mortgage into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Mortgage. Unless otherwise indicated, any reference to this Mortgage, to an article, section or subsection refers to the specified article, section or subsection of this Mortgage.

1.03. Number. Gender and Persons. In this Mortgage, words importing the singular number only shall include the plural and vice-versa, words importing gender shall include ail gender and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal and business entities of any kind whatsoever.

1.04. Enurement. This Mortgage shall enure to the benefit of and shall be binding upon and enforceable by the parties and their respective heirs, executors, administrators, successors and assigns, as applicable. The Mortgagor may not assign any of its rights or obligations hereunder without the prior written consent of the Mortgagee, which the Mortgagee may withhold for any reason. Notwithstanding any assignment of this Mortgage, the Mortgagor shall not be released from its liabilities and obligations hereunder. The Mortgagee may assign this Mortgage to any person.

1.05. Amendments and Waivers. No amendment or waiver of any provision of this Mortgage shall be binding on the Mortgagee unless consented to in writing by the Mortgagee. No waiver of any provision of this Mortgage shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided in writing.

1.06. Severability. In the event that any provision of this Mortgage is held to be invalid or unenforceable and/or void, then same shall be severed from this Mortgage without affecting the validity of the remaining provisions of this Mortgage.

1.07. Time of Essence. Time shall be of the essence of this Mortgage.

(Name:                     , Office:                     ):

Initials

SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 5 of 13 Pages

1.08. Governing Law. This Mortgage shall be governed by the laws of the Province of Manitoba.

1.09. Currency. Unless otherwise expressly indicated in this Mortgage, the Credit Agreement or the other Loan Documents, all dollar amounts referred to in this Mortgage, including in the Mortgage Form, are expressed in the currency of the United States of America.

ARTICLE 2 - SECURITY GRANTED

2.01. Mortgage of the Mortgaged Property. The Mortgagor hereby mortgages all of the Mortgagor’s estate and interest in the Mortgaged Property as continuing collateral security for the payment to the Mortgagee:

(a)	on demand of the Indebtedness after Default in accordance with the provisions of Article 7 hereof, despite any change in the nature or form, or the repayment and readvance from time to time of the whole or any part of the Indebtedness, or the renewal, exchange or substitution of any promissory note, bill of exchange or other instrument evidencing the whole or any portion of the Indebtedness, but the security hereby granted shall be limited to the aggregate of the Principal, plus Interest at the Interest Rate and the Mortgagor’s Obligations;

(b)	of all the Mortgagor’s Obligations; and

(c)	of all Interest at the Interest Rate on the Indebtedness and all of the Mortgagor’s Obligations.

2.02. Assignment of Rents and Leases. The Mortgagor hereby irrevocably assigns, transfers and sets over to the Mortgagee, subject to no prior claim or assignment, all of the Mortgagor’s right, title and interest in the Leases and in the Rents now due and payable or hereafter to become due and payable under the Leases and all benefits and advantages to be derived therefrom, including any guarantees given to the Mortgagor in respect of the Leases and Rents, to hold and receive same unto the Mortgagee, with full power and authority to demand, collect, sue for, recover, receive receipts for the Rents and to enforce payment of the same in the name of the Mortgagor. Until Default, the Mortgagor may demand, receive, collect and enjoy the Rents only as the same fall due and payable and not in advance, but nothing shall permit or authorize the Mortgagor to collect or receive Rents contrary to any covenants contained herein. Neither this provision nor the acceptance by the Mortgagee of any such assignment shall be taken to confer upon the Mortgagor any power to grant a lease which is valid against the Mortgagee, unless the Mortgagee specifically authorizes in writing the granting thereof.

2.03. Assignment of Rights. Any rights, claims or causes of action which the Mortgagor now has or in the future may have against any vendor, contractor, material man, or other party with respect to the Mortgaged Property or any of the Improvements are hereby assigned to the Mortgagee as continuing collateral security for the repayment to the Mortgagee of the Indebtedness, Interest and Mortgagor’s Obligations.

ARTICLE 3 - PAYMENTS

3.01. Indebtedness. Mortgagor’s Obligations and Interest. The Mortgagor shall pay to the Mortgagee, forthwith on demand after default in accordance with the provisions of Article 7 hereof, the Indebtedness, Mortgagor’s Obligations and Interest.

3.02. Place for Payment. All monies payable hereunder by the Mortgagor to the Mortgagee shall be paid at the address of the Mortgagee as shown in box 4 of the Mortgage Form, or at such other place as the Mortgagee may from time to time designate.

3.03. Compound Interest. All Interest becoming due and remaining unpaid shall be capitalized and added to the Indebtedness on the date due and shall thenceforth carry interest at the Interest Rate and in case the Interest and compound interest are not paid within one month after such default, then on the expiration of such month a rest shall be made and compound interest shall be payable on the aggregate amount then due, as well after as before maturity, and so on from time to time.

(Name:                     , Office:                     ):

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SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 6 of 13 Pages

3.04. No Set-off etc. All monies owing by the Mortgagor to the Mortgagee pursuant to this Mortgage, including, without limitation, Indebtedness, Interest and Mortgagor’s Obligations shall be paid without deduction, set-off, counterclaim, variation or abatement.

ARTICLE 4 - INSURANCE

4.01. Covenant to Insure. The Mortgagor shall forthwith insure against loss or damage by fire, and such other hazards as shall be required by the Mortgagee, all in accordance with the Credit Agreement and the other Loan Documents.

4.02. Mortgagee May Insure. If the Mortgagor fails to comply with section 4.01, the Mortgagee may, but shall not be obligated to, effect such insurance as it sees fit which may be solely for the benefit of the Mortgagee, with no duty to account for the proceeds thereof, and the costs of such insurance shall be added to the Mortgagor’s Obligations.

4.03. Damage or Destruction. If the whole or any part of the Improvements are damaged or destroyed, the Mortgagor shall immediately notify the Mortgagee in writing, and shall furnish at its own expense all necessary proofs and do all necessary acts to enable the Mortgagee to obtain payment of the insurance proceeds. Any insurance proceeds received may, at the option of the Mortgagee, be applied wholly or in part in reduction of the Indebtedness, Interest and Mortgagor’s Obligations, notwithstanding that no amount at such time may be due and payable under this Mortgage, and/or may be applied in rebuilding, reinstating or repairing the Improvements. No damage may be repaired nor any reconstruction effected by the Mortgagor without the prior written approval of the Mortgagee.

ARTICLE 5 - TAXES

5.01. Covenant to Pay Taxes. The Mortgagor shall pay all Taxes as and when they shall become payable and shall forthwith in each year furnish the Mortgagee with receipted tax bills showing payment of all Taxes for the year and further shall comply with all of the terms of the Credit Agreement and the other Loan Documents pertaining to Taxes.

5.02. Mortgagee May Pay Taxes. If the Mortgagor fails to make any payments under section 5.01, the Mortgagee may, but shall not be obligated to, make those payments and the amounts thereof shall be added to the Mortgagor’s Obligations.

ARTICLE 6 - OTHER COVENANTS

6.01. Further Assurances. The Mortgagor shall execute such further assurances as may be required by the Mortgagee to give full effect to this Mortgage.

6.02. Duration of Mortgagor’s Covenants. All of the Mortgagor’s covenants contained in this Mortgage shall continue to exist and shall be continuously performed by the Mortgagor notwithstanding the expiry of the term of this Mortgage until such time as the Mortgagee has received payment in full of the Indebtedness, Interest and Mortgagor’s Obligations.

ARTICLE 7 - DEFAULT

7.01. Default Defined. The Mortgagor shall be deemed to be in default (“Default”) hereunder if an Event of Default (as defined in the Credit Agreement) shall have occurred and is continuing under the Credit Agreement.

7.02. Acceleration On Default. At the sole discretion of the Mortgagee and notwithstanding any other provision of this Mortgage and subject to the terms of the Credit Agreement and the other Loan Documents, upon Default, the Indebtedness, Interest, Mortgagor’s Obligations shall immediately become due and paid by the Mortgagor.

(Name:                     , Office:                     ):

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SCHEDULE A to a Mortgage by Norcraft Canada Corporation to Royal Bank of Canada

Page 7 of 13 Pages

7.03. Remedies On Default. In addition to any and all rights that the Mortgagee may have pursuant to the terms of the Credit Agreement and the other Loan Documents, upon Default, the Mortgagee or Its representatives may do any one or more of the following:

(a)	Possession - take exclusive possession of the Mortgaged Property free and clear of all Encumbrances, other than Permitted Encumbrances;

(b)	Observe covenants - when and to such extent as the Mortgagee deems advisable, observe and perform or cause to be observed and performed any covenant, agreement, proviso or stipulation express or implied herein or do such other acts as are necessary to remedy the Default;

(c)	Distress - at any time enter, seize and distrain upon the Mortgaged Property or any part thereof, and by distress warrant recover by way of rent reserved as in the case of a demise of the Mortgaged Property as much of the Indebtedness, Interest and Mortgagor’s Obligations as shall from time to time be or remain in arrears and unpaid, together with all costs, charges and expenses attending such levy or distress as in like cases of distress for rent;

(d)	Collect Rents - when and so often as in its discretion it shall think fit, to deliver to any or all of the tenants, licensees or occupiers of the Mortgaged Property notices to pay all Rents to the Mortgagee and to collect the Rents, and in addition, the Mortgagee or its representatives may enter upon the Mortgaged Property for the purpose of collecting the Rents and/or operating and maintaining the Mortgaged Property; the Mortgagee may perform all such acts, including any acts by way of enforcement of the covenants and the exercise of the rights contained in the Leases or otherwise, as may in the opinion of the Mortgagee be necessary or desirable for the proper operation and maintenance of the Mortgaged Property, which acts may be performed in the name of the Mortgagor or in the name in the Mortgagee, as in the absolute discretion of the Mortgagee, as it may see fit, provided however nothing herein contained shall make the Mortgagee responsible for the collection of Rents or for the performance of any covenants, terms or conditions contained in any of the Leases;

(e)	Inspect the Mortgaged Property - inspect and report upon the value, state and condition of the Mortgaged Property and employ a solicitor to examine and report upon the title to the Mortgaged Property;

(f)	Sell the Mortgaged Property - sell the Mortgaged Property on any one or more of the following terms:

(i)	the Mortgage shall not be obligated to give any notice to the Mortgagor or any person holding subsequent Encumbrances;

(ii)	the Mortgagee need not enter into possession of the Mortgaged Property;

(iii)	the Mortgaged Property may be sold by public or private sale, with or without advertisement and with or without a reserve bid;

(iv)	the Mortgagee may deliver or serve any demand, notice or court process upon the Mortgagee in accordance with the provisions of section 9.11;

(v)	no want of notice or publication when delivered hereby or by any statute or any other impropriety or irregularity shall invalidate any sale made or purporting to be made hereunder and no purchaser shall be bound to inquire into same;

(vi)	any sale made under the powers herein may be for cash or credit, or partly for cash and partly upon credit;

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(vii)	the Mortgagee may vary or rescind any contract for sale made or entered into by virtue hereof without being answerable for loss occasioned thereby;

(viii)	the Mortgagee may sell the Mortgaged Property as a whole or in separate parcels; and

(ix)	the Mortgagee may make and execute all agreements, land transfers and assurances as it shall think fit on behalf of the Mortgagor, the Mortgagee being hereby irrevocably appointed attorney of the Mortgagor for such purpose;

(g)	Pay Out Prior Encumbrances - the Mortgagee may, but shall not be obligated to, pay any amount owing or claimed to be owing under any of the Encumbrances registered in priority to this Mortgage, and the amounts so paid by the Mortgagee shall be added to the Mortgagor’s Obligations;

(h)	Receiver - appoint a Receiver in accordance with the provisions of Article 8 or exercise or receive the benefit of any rights granted thereunder;

(i)	Other remedies - rely on all the rights, powers and privileges granted to or conferred upon the Mortgagee pursuant to this Mortgage, the Credit Agreement and the other Loan Documents or under and by virtue of any present or future statute, rule, law, by-law, regulation or ordinance.

7.04. Expenses. All fees, costs, service charges, expenses and legal fees (between a solicitor and client) of or which may be incurred by the Mortgagee in exercising any one or more of the remedies set out in section 7.03, whether directly or indirectly, shall be added to the Mortgagor’s Obligations.

7.05. Effect of Taking Remedies. No action taken by the Mortgagee, its representatives or the Receiver pursuant to this Mortgage shall render the Mortgagee or Receiver:

(a)	a mortgagee in possession;

(b)	responsible for the collection of Rents or for the performance of any covenants contained in the Leases;

(c)	responsible or liable for any debts contracted by it;

(d)	responsible for damage to persons or property;

(e)	responsible for salaries or non-fulfillment of contract during any period where a Receiver

(f)	shall manage the Mortgaged Property; or

(g)	liable for defaults or omissions for which a mortgagee in possession might be liable.

7.06. Remedies Cumulative. Each remedy of the Mortgagee may be enforced in priority to or concurrently with or subsequent to any other remedy or remedies of the Mortgagee hereunder, under the Credit Agreement and the other Loan Documents or otherwise available to the Mortgagee at law.

7.07. Application of Payments. The Mortgagee shall not be liable to the Mortgagor to account for monies other than monies actually received by it in respect to the Mortgaged Property, or any part thereof. Upon Default the Mortgagee may apply monies which it receives to the Interest, Indebtedness, and Mortgagor’s Obligations or to any other outstanding indebtedness of the Mortgagor to the Mortgagee, whether secured or unsecured, in such order as the Mortgagee in its sole discretion shall determine.

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7.08. Indemnity. The Mortgagor shall and does hereby indemnify and save harmless the Mortgagee from all liability, loss or damage which it may incur by reason of exercising any of the remedies contained herein or by which it might incur under the Leases and the assignment of the Leases contained herein, directly or indirectly, including costs and expenses and legal fees, on a solicitor-client basis, and the Mortgagor shall forthwith reimburse the Mortgagee therefor immediately upon demand, failing which same shall be added to the Mortgagor’s Obligations.

ARTICLE 8 - RECEIVERSHIP

Upon Default, the Mortgagee may elect to appoint a Receiver, in which case the following provisions shall apply:

8.01. Appointment and Removal. The Mortgagee shall appoint the Receiver by instrument in writing with or without security. The Mortgagee may from time to time by similar writing remove a Receiver and appoint a replacement Receiver, and that, in making any such appointment or removal and replacement, the Mortgagee shall be deemed to be acting as agent or attorney for the Mortgagor, provided that the appointment of a Receiver shall not be revocable by the Mortgagor.

8.02. Proof of Receivership. The statutory declaration of the Mortgagee or any of its representatives as to Default and as to the due appointment of the Receiver shall be sufficient proof thereof for the purposes of any person dealing with the Receiver who is ostensibly exercising powers herein provided for and such dealing shall be deemed, as regards such person, to be valid and effectual.

8.03. Access. The Receiver shall have unlimited and exclusive access to the Mortgaged Property as agent and attorney for the Mortgagor (which right of access shall not be revocable by the Mortgagor) and shall have full power and unlimited authority to do the following, subject to the instrument appointing the Receiver:

(a)	collect the Rents and take proceedings in the name of the Mortgagor and make arrangements or compromises with respect to the collection of Rents;

(b)	from time to time without notice or demand and free of charge occupy the Mortgaged Property and use any equipment, tools, undertaking or Improvements of the Mortgagor;

(c)	carry on or concur in carrying on all or part of the business of the Mortgagor;

(d)	borrow money on a secured or unsecured basis in priority to this Mortgage for such purposes approved by the Mortgagee;

(e)	lease any portion of the Mortgaged Property which may become vacant on such terms and conditions as he considers advisable and enter into and execute Leases, accept surrenders and terminate Leases;

(f)	complete the construction of any Improvements on the Mortgaged Property left by the Mortgagor in an unfinished state or award the same to others to complete;

(g)	purchase, repair, alter and maintain any personal property including, without limitation, appliances and equipment, necessary or desirable to render the Mortgaged Property operable or rentable and take possession of and use or permit others to use all or part of the Mortgagor’s materials, supplies, plans, tools, equipment (including appliances) and property of every kind and description; and

(h)	manage, operate, repair, alter or extend the Mortgaged Property and Improvements or any part thereof.

8.04. Ratification. The Mortgagor shall ratify and confirm whatever the Receiver may do concerning the Mortgaged Property. The Receiver shall for all purposes be deemed the agent or attorney of the Mortgagor and, in no event, the agent of the Mortgagee and the Mortgagor shall be solely responsible for its acts or defaults.

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8.05. Vest with Powers. The Mortgagee may at its discretion vest the Receiver with ail or any of the rights and powers of the Mortgagee. The Mortgagee may exercise all powers given to the Receiver herein.

8.06. Remuneration. The Mortgagee may fix a reasonable remuneration of the Receiver. The remuneration and expenses of the Receiver shall be paid by the Mortgagor on demand and in the event they remain unpaid, the Receiver shall be entitled to deduct same from revenue or sale proceeds of the Mortgaged Property or the Mortgagee may, but shall not be obligated to, pay same and such remuneration and expenses shall be added to the Mortgagor’s Obligations.

8.07. Accounting. No Receiver shall be liable to the Mortgagor to account for moneys other than moneys actually received by it in respect to the Mortgaged Property, or any part thereof, and out of such moneys so received, the Receiver shall, in the following order, pay:

(a)	all costs and expenses of every nature and kind incurred by it in connection with the exercise of its powers and authority hereby conferred;

(b)	interest, Indebtedness and other money which may, from time to time, be or become charged upon the Mortgaged Property in priority to these presents, including Taxes;

(c)	its remuneration and expenses as set out in section 8.06;

(d)	to the Mortgagee, all Interest, Indebtedness and Mortgagor’s Obligations to be paid in such order as the Mortgagee in its sole discretion shall determine;

(e)	thereafter, the Receiver shall be accountable to the Mortgagor for any surplus.

8.08. No Liability to Mortgagee. In no event shall the Mortgagee be responsible for the acts or omissions of the Receiver. The appointment of any Receiver by the Mortgagee shall not result in or create any liability or obligation on the part of the Mortgagee to the Receiver or to the Mortgagor or to any other person and no appointment or removal of a Receiver and no actions of a Receiver shall constitute the Mortgagee a mortgagee in possession of the Mortgaged Property.

ARTICLE 9 - MISCELLANEOUS TERMS

9.01. Mortgagor’s Obligations. All of the Mortgagor’s Obligations shall:

(a)	be a charge on the Mortgaged Property in favour of the Mortgagee in priority to all Encumbrances, other than Permitted Encumbrances, subsequent to this Mortgage;

(b)	be payable by the Mortgagor to the Mortgagee forthwith, upon demand, with Interest at the Interest Rate until paid; and

(c)	with Interest at the Interest Rate be added to the Indebtedness as if those monies had originally formed part of the Indebtedness.

9.02. Evidence of Indebtedness. Every certificate signed by the Mortgagee or its representatives purporting to show the amount at any particular time due and payable under this Mortgage shall be sufficient proof as against the Mortgagor and the holders of subsequent Encumbrances of such amount.

9.03. No Merger and Interest on Judgment. The taking of a judgment or judgments on any of the covenants herein contained shall not operate as a merger of the said covenants or affect the Mortgagee’s right to Interest at the times provided in this Mortgage and such judgment shall provide that Interest thereon shall be computed at the Interest Rate and in the same manner as provided in the Mortgage until the said judgment shall have been fully paid and satisfied.

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9.04. Discharge of Other Security. The Mortgagee may in its discretion at any time release any part or parts of the Mortgaged Property or any guarantor or other security or any surety for the money secured by this Mortgage either with or without any consideration therefor without responsibility therefor or postpone this Mortgage to other Encumbrances without thereby releasing any other part of the Mortgaged Property or any person from this Mortgage or from any of the covenants therein contained and without being accountable to the Mortgagor for the value thereof or for any money except that actually received by the Mortgagee.

9.05. Liability Unaffected by Sale. No sale or other dealing by the Mortgagor with the Mortgaged Property or any part thereof shall in any way change the liability of the Mortgagor or in any way alter the rights of the Mortgagee as against the Mortgagor.

9.06. Attornment. The Mortgagor hereby attorns as tenant to the Mortgagee, at a monthly rental equivalent to the monthly payment of Principal, if any, and Interest plus, if applicable, the amount payable hereunder to the Mortgagee in respect of Taxes or Mortgagor’s Obligations, the legal relation of landlord and tenant being hereby constituted between the Mortgagor and the Mortgagee, provided however, that upon Default, the Mortgagee may terminate the tenancy hereby created without giving notice to quit. This section 9.06 shall not apply if it would create a tenancy which would be governed by The Residential Tenancies Act.

9.07. Discharge of Mortgage Upon Payment in Full. Upon payment in full of the Indebtedness, Interest, Mortgagor’s Obligations, the Mortgagee shall be entitled to a discharge of this Mortgage within a reasonable period of time. All legal and other expenses of the Mortgagee for the preparation and execution of such discharge shall be added to the Mortgagor’s Obligations and paid by the Mortgagor prior to obtaining the discharge.

9.08. Renewal. This Mortgage and any renewals or amendments thereof may be renewed or amended by an agreement in writing at maturity. The renewal may be for any term and may increase or decrease the Interest Rate and/or Indebtedness, to the prejudice of all subsequent Encumbrances, and notwithstanding section 110 of the Act, it shall not be necessary to register such agreement in order to retain priority for this Mortgage so altered over any instrument registered subsequently to this Mortgage.

9.09. Other Security. This Mortgage is in addition to and not in substitution for any other security held by the Mortgagee including any promissory note or notes for all or any part of the monies secured hereunder, and it is understood and agreed that the Mortgagee may pursue its remedies thereunder or hereunder concurrently or successively at its option. Any judgment or recovery hereunder or under any other security held by the Mortgagee for the monies secured by this Mortgage shall not affect the right of the Mortgagee to realize upon this or any other such security.

9.10. Joint and Several. If this Mortgage is executed by two or more persons comprising the Mortgagor, all covenants and liabilities entered into or imposed upon the Mortgagor shall be deemed to be joint and several obligations of each of such persons.

9.11. Notices. Etc. Any demand, notice or court process may be effectively given to or served upon the Mortgagor by the Mortgagee:

(a)	by leaving the demand, notice or court process with an adult person on the Mortgaged Property, if occupied, or by placing it on some portion thereof, if unoccupied; or

(b)	by mailing the demand, notice or court process by prepaid post to the Mortgagor at the Mortgagor’s address set out in box 1 of the Mortgage Form or at such other address that maybe given in writing by the Mortgagor to the Mortgagee; or

(c)	if the Mortgagor is a corporation, by mailing any demand, notice or court process to the Mortgagor at its registered office; or

(d)	by publishing the demand, notice or court process twice in a newspaper published or circulating in the county or district in which the Mortgaged Property is situate.

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Page 12 of 13 Pages

Any demand, notice or court process may be effectively given to or served upon the Mortgagee by the Mortgagor by mailing any notice by prepaid registered mail to the Mortgagee at the Mortgagee’s address set out in box 4 of the Mortgage Form or to any other address that may be given by the Mortgagee to the Mortgagor.

9.12. Reporting. The Mortgagor shall provide or cause to be provided to the Mortgagee such financial reports and statements and other information as the Mortgagee requires from time to time pursuant to the Credit Agreement and the other Loan Documents.

9.13. Paramountcy. In the event of any conflict or inconsistency between any term or provision of this Mortgage and any term or provision of the Credit Agreement or any of the other Loan Documents, to the extent of the conflict or inconsistency, the provisions of the Credit Agreement or such other Loan Document, as applicable, shall control. For greater certainty, any provision contained in this Mortgage shall not conflict with or be inconsistent with the Credit Agreement or the other Loan Documents by reason that such provision is contained in this Mortgage and not in the Credit Agreement or the other Loan Documents.

9.14. Statement of Debts. The Mortgage Act provides that the Mortgagor can obtain free of charge, from the Mortgagee a statement of the debts secured by this Mortgage once every 12 months, or as needed for pay off or sale.

[signature page follows]

(Name:                     , Office:                     ):

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IN WITNESS WHEREOF NORCRAFT CANADA CORPORATION has executed this Mortgage by the hand of its proper authorized officer(s) in that behalf this             day of             , 20    .

NORCRAFT CANADA CORPORATION

Per:
Name:
Title:

I have authority to bind the Corporation.

(Name:                     , Office:                     ):

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EXHIBIT K

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT NORCRAFT COMPANIES, L.P., 3020 DENMARK AVE. STE 100, EAGAN, MN 55121.]

FORM OF TERM NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and Collateral Agent, the other parties from time to time party thereto and, after the occurrence of the Closing Date (as defined therein), the Guarantors from time to time party thereto), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

NORCRAFT COMPANIES, L.P., as Borrower
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT L-1

[Form of]

PERFECTION CERTIFICATE

November 14, 2013

Reference is hereby made to (i) the Credit Agreement (the “Term Agreement”), dated as of the date hereof (the “Original Closing Date”), by and among Norcraft Companies, L.P. (the “Borrower”), the Lenders party thereto, Royal Bank of Canada, as Administrative Agent and Collateral Agent (in such capacities, the “Term Agent”), and, after the occurrence of the “Term Closing Date” (used herein as “Closing Date” is defined in the Term Agreement), the Guarantors party thereto; (ii) the U.S. Security Agreement (the “U.S. Term Security Agreement”), to be dated on or around the Term Closing Date, by and among the Borrower, the Guarantors party thereto and the Term Agent; (iii) the Canadian Security Agreement (the “Canadian Term Security Agreement” and together with the U.S. Term Security Agreement, the “Term Security Agreements”), to be dated on or around the Term Closing Date, by and among Norcraft Canada Corporation and the Term Agent; (iv) the Credit Agreement (the “ABL Agreement” and, together with the Term Agreement, the “Credit Agreements”), dated as of the date hereof, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and Royal Bank of Canada, as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent (in its capacities as Administrative Agent and Collateral Agent, the “ABL Agent” and, together with the Term Agent, the “Agents”); (v) the U.S. Security Agreement (the “U.S. ABL Security Agreement”), dated as of the date hereof, by and among the Borrower, the Guarantors party thereto and the ABL Agent; and (vi) the Canadian Security Agreement (the “Canadian ABL Security Agreement” and together with the U.S. ABL Security Agreement, the “ABL Security Agreements”), dated as of the date hereof, by and among Norcraft Canada Corporation and the ABL Agent.

The Term Security Agreements and the ABL Security Agreements are collectively referred to herein as the “Security Agreements”. Each reference to “Collateral” herein shall refer to both (i) the Collateral (as defined in the Term Agreement) that will secure the Term Agreement after the occurrence of the Term Closing Date and (ii) the Collateral (as defined in the ABL Agreement) as of the Original Closing Date. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreements and/or the Security Agreements, as context dictates.

As used herein, the term “Companies” means the Borrower, Norcraft Canada Corporation, Norcraft Intermediate Holdings, L.P. and Norcraft Finance Corp.

The undersigned hereby certify to the Agents as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any similar organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between November 14, 2008 and the date hereof. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between November 14, 2008 and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations.

(a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Company.

(d) Set forth in Schedule 2(d) hereto are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. Prior Locations.

(a) Set forth in Schedule 3(a) is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by each Company at any time during the past four months.

(b) Set forth in Schedule 3(b) is the information required by Schedule 2(d) or Schedule 2(e) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment having an aggregate value in excess of $100,000 USD has been previously held at any time during the past twelve months.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all material Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports from (A) as to each United States Company, the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which each such Company purchased or otherwise acquired any of the Collateral; and (B) as to Norcraft Canada Corporation, the Personal Property Security Act filing offices (i) in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which Norcraft Canada Corporation purchased or otherwise acquired any of the Collateral.

6. UCC and PPSA Filings.34

(a) The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6(a) relating to the applicable ABL Security Agreement or the applicable Mortgage delivered pursuant to the ABL Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

(b) The financing statements (duly authorized by each Company constituting the debtor therein to be filed upon the occurrence of the Term Closing Date), including the indications of the collateral, attached as Schedule 6(b) relating to the applicable Term Security Agreement or the applicable Mortgage delivered pursuant to the Term Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof; provided, such financing statements will not be filed until the occurrence of the Term Closing Date.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6, (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the applicable Security Agreement) granted to the Agents to the extent required by the Collateral Documents on the respective dates such security interests are granted. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Agents to the extent required by the Collateral Documents.

8. Real Property.

(a) Attached hereto as Schedule 8(a) is a list of all real property owned or leased by each Company including common names, addresses and uses.

(b) (i) Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the owned real property described on Schedule 8(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions except that could not reasonably be expected to result in a Material Adverse Effect.

(c) Attached hereto as Schedule 8(c) is a list of all options and rights of first refusal granted to third parties in respect of any of the Mortgaged Property (other than options for renewal under any lease, sublease or similar agreement).

[34]	Real estate filings to be drafted and made post-closing in accordance with the Credit Agreements.

9. Termination Statements.

(a) Attached hereto as Schedule 9(a) are termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein. Such termination statements are duly authorized to be filed on the Original Closing Date.

(b) Attached hereto as Schedule 9(c) are termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein. Such termination statements are duly authorized to be filed upon the occurrence of the Term Closing Date.

10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest, as applicable, of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, as applicable. Also set forth on Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case having an aggregate principal amount or evidencing an amount payable in excess of $50,000 USD, held by each Company, including all such intercompany notes between or among any two or more Companies.

12. Intellectual Property.

(a) Attached hereto as Schedule 12(a) is a schedule setting forth all of each Company’s Patents, Trademarks, Industrial Designs and Intellectual Property Licenses (each as defined in the applicable Security Agreement) with respect to Patents, Trademarks and Industrial Designs registered with the United States Patent and Trademark Office or Canadian Intellectual Property Office.

(b) Attached hereto as Schedule 12(b) is a schedule setting forth all of each Company’s United States and Canadian Copyrights (as defined in the applicable Security Agreement) and Intellectual Property Licenses with respect to Copyrights registered with the United States Copyright Office or Canadian Intellectual Property Office.

(c) Intellectual Property Security Agreements.

(i) Attached hereto as Schedule 12(c)(i) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) granted on the Original Closing Date under the ABL Security Agreements, including duly signed copies of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

(ii) Attached hereto as Schedule 12(c)(ii) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) to be granted upon the occurrence of the Term Closing Date under the Term Security Agreements, including forms of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the applicable Security Agreement) held by each Company (other than Norcraft Canada Corporation) where the amount of damages claimed by the applicable Company exceeds $500,000 USD, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

EXHIBIT L-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [            ], 20[    ] is delivered pursuant to (i) Section 5.12(b) of the Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, supplemented, extended or otherwise modified through the date hereof, the “Term Agreement”), among Norcraft Companies, L.P. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto (the “Term Lenders”), Royal Bank of Canada, as Administrative Agent and Collateral Agent for the Term Lenders (in such capacities, the “Term Agent”) and each of the other parties thereto and (ii) Section 5.12(b) of the Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, supplemented, extended or otherwise modified through the date hereof, the “ABL Agreement” and, together with the Term Agreement, the “Credit Agreements”), among the Borrower, the Guarantors party thereto, the Lenders party thereto (the “ABL Lenders”), Royal Bank of Canada, as Swingline Lender, Issuing Bank, Administrative Agent and as Collateral Agent (in its capacities as Administrative Agent and Collateral Agent for the ABL Lenders, the “ABL Agent” and, together with the Term Agent, the “Agents”) and each of the other parties thereto.

The Security Agreements (as defined in the Term Agreement) and the Security Agreements (as defined in the ABL Agreement) are collectively referred to herein as the “Security Agreements”. As used herein, the term “Companies” means the Borrower, Norcraft Canada Corporation, Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp. and each other Subsidiary Guarantor, if any. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreements and/or the Security Agreements, as context dictates.

The undersigned hereby certify to the Agents that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on November 14, 2013 (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. (a) Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any similar organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

2. Current Locations. (a) Except as listed on Schedule 2(a) attached hereto and made a part hereof, the chief executive office of each Company is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.

(b) Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Company maintains any books or records relating to any Collateral.

(c) Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Company.

(d) Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. [Intentionally omitted].

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate, all material Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. [Intentionally omitted].

6. UCC and PPSA Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the applicable Security Agreement or the applicable Mortgage, are set forth in Schedule 6 (including sub-schedules thereof) of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto and thereto.

7. Schedule of Filings. Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 6, (ii) the appropriate filing offices for the filings described in Schedule 12(c) hereto and thereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the applicable Security Agreement) granted to the Agents to the extent required by the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Agents to the extent required by the Collateral Documents.

8. Real Property. Except as listed on Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a list of all real property owned or leased by each Company including common names, addresses and uses. Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the owned real property described on Schedule 8(a) of the Prior Perfection Certificate or Schedule 8(a) hereof, other than those listed on Schedule 8(b) of the Prior Perfection Certificate, and no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions except that could not reasonably be expected to result in a Material Adverse Effect. Except as described on Schedule 8(c) attached hereto, no Company has granted any options or rights of first refusal to third parties in respect of any of the Mortgaged Property (other than options for renewal under any lease, sublease or similar agreement), other than those listed on Schedule 8(c) of the Prior Perfection Certificate.

9. [Intentionally omitted].

10. Stock Ownership and Other Equity Interests. Except as listed on Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest, as applicable, of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, as applicable. Except as set forth on Schedule 10(b) attached hereto and made a part hereof, Schedule 10(b) to the Prior Perfection Certificate sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Tangible Chattel Paper. Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case having an aggregate principal amount or evidencing an amount payable in excess of $50,000 USD, held by each Company, including all such intercompany notes between or among any two or more Companies.

12. Intellectual Property. (a) Except as listed on Schedule 12(a) attached hereto and made a part hereof, Schedule 12(a) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s Patents, Trademarks, Industrial Designs and Intellectual Property Licenses (each as defined in the applicable Security Agreement) with respect to Patents, Trademarks and Industrial Designs registered with the United States Patent and Trademark Office or Canadian Intellectual Property Office.

(b) Except as listed on Schedule 12(b) attached hereto and made a part hereof, Schedule 12(b) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s United States and Canadian Copyrights (as defined in the applicable Security Agreement) and Intellectual Property Licenses with respect to Copyrights registered with the United States Copyright Office or Canadian Intellectual Property Office.

(c) Except as attached hereto and made a part hereof as Schedule 12(c), attached to the Prior Perfection Certificate as Schedule 12(c) (including sub-schedules thereof) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) hereto and thereto, including duly signed copies of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

13. Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the applicable Security Agreement) held by each Company (other than Norcraft Canada Corporation) where the amount of damages claimed by the applicable Company exceeds $500,000 USD, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first set forth above.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	Jurisdiction of Formation

[1]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Guarantor	Prior Name	Date of Change

Schedule 2(a)

Chief Executive Offices

Company/Guarantor	Address	County	State

Schedule 2(b)

Location of Books

Company/Guarantor	Address	County	State

Schedule 2(c)

Other Places of Business

Company/Guarantor	Address

Schedule 2(d)

Additional Locations of Equipment and Inventory

Entity	Company/Guarantor	Address	County	State

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Company or Any Subsidiary

Entity	Company/Guarantor	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Guarantor	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

Schedule 7

Filings/Filing Offices

Type of Filing[36]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

Other Actions

[36]	UCC-1 or PPSA financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Filing Office if Mortgaged Property	Description of Lease Documents

Schedule 8(b)

Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Arrangements

Schedule 8(c)

Options and Rights of First Refusal

Schedule 10

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 11

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Schedule 12(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 12(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 12(c)

Intellectual Property Filings

Schedule 13

Commercial Tort Claims

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

Entity	Bank/Firm	Address	Account #	Account Type

EXHIBIT M-1

[Form of]

U.S. SECURITY AGREEMENT

[Provided Under Separate Cover]

EXHIBIT M-2

[Form of]

CANADIAN SECURITY AGREEMENT

[Provided Under Separate Cover]

EXHIBIT N

[Form of]

SOLVENCY CERTIFICATE

OF NORCRAFT COMPANIES, L.P.

AND ITS SUBSIDIARIES

[Date]

Pursuant to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent for the Lenders, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Borrower or the general partner of the Borrower, and not individually, as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

2.	As of the date hereof, after giving effect to the Transactions, including the consummation of the IPO and the making of the Initial Loans under the Credit Agreement, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

3.	“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Borrower or the general partner of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT O

[Form of]

INTERCOMPANY NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This Intercompany Note (this “Note”) is an Intercompany Note referred to in the asset-based revolving Credit Agreement (as amended, modified or supplemented from time to time, the “ABL Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., the other Loan Parties party thereto, the Lenders party thereto (the “ABL Lenders”) and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “ABL Administrative Agent”) for the ABL Lenders and in the term loan credit agreement (as amended, modified or supplemented from time to time, the “Term Loan Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., the other Loan Parties party thereto, the Lenders party thereto (the “Term Lenders”) and ROYAL BANK OF CANADA, as administrative agent for the Term Lenders (in such capacity, “Term Administrative Agent” and, together with the ABL Credit Agreement, the “Credit Agreements”) (capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreements), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to each U.S. Security Agreement or each Canadian Security Agreement, as applicable, to the extent required pursuant to the terms thereof.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower or any Guarantor shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations (as defined in the ABL Credit Agreement) (the “ABL Obligations”) and all Secured Obligations (as defined in the Term Loan Credit Agreement) (the “Term Obligations” and together with the ABL Obligations, hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note other than in the form of (i) common equity securities of the applicable Payor which do not contain mandatory redemption cash payment obligations or require cash dividend payments or distributions or are or become convertible into or exchangeable for Indebtedness (as defined in the ABL Credit Agreement) until 91-days after payment in full in cash of the Senior Obligations or (ii) notes or other debt securities issued in substitution of all or any portion of this Note that are subordinated to the payment in full in cash of the Senior Obligations at least to the same extent as this Note is subordinated to the payment of the Senior Obligations (such securities being hereinafter referred to a “Restructured Securities”) and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than pursuant to Restructured Securities) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness or a Cash Dominion Period (as defined in the ABL Credit Agreement) has occurs and is in effect under the ABL Credit Agreement , then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of the provisions of this Note before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders and the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders are obligees under this Note to the same extent as if their names were written herein as such and the ABL Administrative Agent may, on behalf of itself, the Issuing Bank and the ABL Lenders, and the Term Administrative Agent may, on behalf of itself and the Term Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor to any Payee other than Borrower or any Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Note as between each Payor and each Payee may contain additional terms pursuant to any intercompany loan agreement between them; provided that no such additional terms shall affect the subordination of this Note in favor of the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders without the prior written approval of each ABL Administrative Agent and the Term Administrative Agent.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

[ANY OTHER SUBSIDIARIES OF INTERMEDIATE HOLDINGS]

By:
Name:
Title:

EXHIBIT P

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned is not (i) a bank (as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:             , 20

EXHIBIT Q

[FORM OF]

DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.10(a)(ii)(C) of that certain Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.10(a)(ii)(C) of the Credit Agreement, the undersigned Company hereby requests that [each Lender] [each Lender of the [    ]1 Class of Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company to [each Lender] [each Lender of the [    ]2 Class of Loans].

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[    ] of Loans] [$[    ] of the [    ]3 Class of Loans] (the “Discount Range Prepayment Amount”).4

3. The Company is willing to make Discounted Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Loans] [[    ]% but less than or equal to [    ]% in respect of the [    ]5 Class of Loans] (the “Discount Range”).

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[4]	Minimum of $5.0 million and whole increments of $1.0 million.
[5]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

Footnote continued on next page.

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.10(a)(ii)(C) of the Credit Agreement.

The Company hereby represents and warrants to the Auction Agent and [Lenders][each Lender of the [    ]6 Class of Loans] as follows:

1. The Company will not use proceeds of loans under the ABL Facility to fund this Discounted Loan Prepayment.

2. [The Company does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).][The Company cannot represent at this time that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]7

3. No Default or Event of Default has occurred and is continuing.

The Company acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company requests that the Auction Agent promptly notify each relevant Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[The remainder of this page is intentionally left blank.]

Footnote continued from previous page.

[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[7]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY]

By:

Name:

Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT R

[FORM OF]

DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto, and (b) the Discount Range Prepayment Notice, dated             , 20    , from the applicable Company (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.10(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Loans] [the [    ]1 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Loans - $[    ]]

[[    ]2 Class of Loans - $[    ]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[    ]% in respect of the Loans] [[    ]% in respect of the [    ]3 Class of Loans] (the “Submitted Discount”).

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[    ]4 Class of Loans] indicated above pursuant to Section 2.10(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:

Name:
Title:

EXHIBIT S

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.10(a)(ii)(D) of that certain Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.10(a)(ii)(D) of the Credit Agreement, the undersigned Company hereby requests that [each Lender] [each Lender of the [    ]1 Class of Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company to [each Lender] [each Lender of the [    ]2 Class of Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):3

[Loans - $[    ]]

[[    ]4 Class of Loans - $[    ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.10(a)(ii)(D) of the Credit Agreement.

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	Minimum of $5.0 million and whole increments of $1.0 million.
[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

The Company requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY]

By:

Name:

Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT T

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.10(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Loans][[    ]1 Class of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Loans - $[    ]]

[[    ]2 Class of Loans - $[    ]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[    ]% in respect of the Loans] [[    ]% in respect of the [    ]3 Class of Loans] (the “Offered Discount”).

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans] [[    ]4 Class of Loans] pursuant to Section 2.10(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

Footnote continued from previous page.

[4]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:

Name:

Title:

EXHIBIT U

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.10(a)(ii)(B) of that certain Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.10(a)(ii)(B) of the Credit Agreement, the undersigned Company hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [    ]1 Class of Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [    ]2 Class of Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[    ] of Loans] [$[    ]of the [    ]3 Class of Loans] (the “Specified Discount Prepayment Amount”).4

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[    ]% in respect of the Loans] [[    ]% in respect of the [    ]5 Class of Loans] (the “Specified Discount”).

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[4]	Minimum of $5.0 million and whole increments of $1.0 million.
[5]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.10(a)(ii)(B) of the Credit Agreement.

The Company hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [__]6 Class of Loans] as follows:

1. The Company will not use proceeds of loans under the ABL Facility to fund this Discounted Loan Prepayment.

2. [The Company does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).][The Company cannot represent at this time that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]7

3. No Default or Event of Default has occurred and is continuing.

The Company acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company requests that the Auction Agent promptly notify each relevant Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[6]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[7]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY]

By:

Name:

Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT V

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto, and (b) the Specified Discount Prepayment Notice, dated             , 20    , from the applicable Company (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.10(a)(ii)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Loans] [[    ]1 Class of Loans] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Loans - $[            ]]

[[    ]2 Class of Loans - $[    ]]

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Loans][[    ]3 Class of Loans] pursuant to Section 2.10(a)(ii)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[1]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[2]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[3]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:

Name:

Title:

EXHIBIT W

[FORM OF]

ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [Royal Bank of Canada], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.10(a)(ii)(D) of that certain Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Norcraft Companies, L.P., a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent and the other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.10(a)(ii)(D) of the Credit Agreement, the undersigned Company hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Loans] [[    ]% in respect of the [    ]66 Class of Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of 2.10(a)(ii)(D) of the Credit Agreement.

The Company hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [    ]67 Class of Loans] as follows:

1. The Company will not use proceeds of loans under the ABL Facility to fund this Discounted Loan Prepayment.

2. [The Company does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).][The Company cannot represent at this time that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).]68

3. No Default or Event of Default has occurred and is continuing.

[66]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[67]	List applicable Class(es) of Loans (e.g., Initial Loans, Incremental Loans, Refinancing Loans or Extended Loans).
[68]	Insert applicable representation.

The Company acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY]

By:

Name:

Title: